                                                                       Exhibit 2


                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

                  THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into this 4th day of June, 2001, by and among Camco Financial Corporation, a Delaware corporation ("Camco"), Camco Acquisition Corp., an Ohio corporation formed by Camco for the purpose of facilitating the business combination ("Merger Sub"), Advantage Bank, a savings bank organized under Chapter 1161 of the Ohio Revised Code ("Advantage"), Columbia Financial of Kentucky, Inc., an Ohio corporation ("CFKY"), and Columbia Federal Savings Bank, a federal savings bank organized under the laws of the United States of America (the "Bank");

                                   WITNESSETH:

                  WHEREAS, the Boards of Directors of Camco, Advantage, CFKY and the Bank have determined that it is in the best interests of their respective companies and their respective shareholders to enter into certain business combination transactions in which Merger Sub will merge with and into CFKY (the "Corporate Merger") followed by the merger of CFKY, as the surviving corporation, with and into Camco (the "Holding Company Merger"), and the Bank will merge with and into Advantage (the "Bank Merger");

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, Camco, Merger Sub, Advantage, CFKY and the Bank, each intending to be legally bound, hereby agree as follows:

                                   ARTICLE ONE

                                   THE MERGERS

                  SECTION 1.01. THE MERGERS. (a) Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the Ohio General Corporation Law (the "OGCL") and applicable federal laws and regulations, Merger Sub shall merge with and into CFKY (the "Corporate Merger") in accordance with the provisions of Section 1701.78 of the OGCL and the separate corporate existence of Merger Sub shall cease at the Effective Time (hereinafter defined). CFKY shall be the surviving corporation of the Corporate Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Ohio. From and after the Effective Time, the Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of Merger Sub and CFKY and all obligations belonging or due to each of them.

                  (b) Immediately following the Corporate Merger, Camco shall cause the Holding Company Merger to be completed.

                  (c) Immediately following the Holding Company Merger, Camco shall cause the Bank Merger to be completed in accordance with the Agreement of Merger attached hereto as Exhibit "A" (the "Bank Merger Agreement").

                  (d) With the consent of CFKY, which consent shall not be unreasonably withheld, Camco, Merger Sub and Advantage may at any time change the method of effecting the combinations with CFKY and the Bank (including, without limitation, the provisions of this Article One) if and to the extent Camco deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or composition of the Per Share Merger Consideration, or (ii) be likely to materially delay or jeopardize receipt of any required regulatory approvals or materially delay or prevent the satisfaction of any conditions to the Closing. CFKY and the Bank shall, if requested by Camco, enter into one or more amendments to this Agreement prior to the Effective Time in order to effect any such change.

                  SECTION 1.02. CONVERSION AND CANCELLATION OF CFKY SHARES. At the Effective Time and as a result of the Corporate Merger, automatically and without further act of Camco, Merger Sub, Advantage, CFKY, the Bank or the holders of CFKY Shares (hereinafter defined), the following shall occur:

                  (a) Subject to adjustment as set forth in this Section 1.02(a), each CFKY Share issued and outstanding shall be cancelled and extinguished and, in substitution and exchange therefor, the holders thereof shall be entitled, subject to and upon compliance with Article Two of this Agreement, to receive from Camco Six and 90/100 Dollars ($6.90) and .3681 share of common stock of Camco (the "Per Share Merger Consideration") without any interest thereon from the Effective Time until the time of payment.

                           (i) The Camco common share portion of the Per Share Merger Consideration (the "Camco Share Consideration") shall be adjusted to reflect any stock split, stock dividend or distributions in, or combinations or subdivisions of, Camco common shares, which is paid, or for which a record date occurs, between the date hereof and the Effective Time. The Camco Share Consideration may be adjusted, in the discretion of Camco, pursuant to Section 7.03(d) of this Agreement.

                           (ii) No fractional shares will be issued, and cash will be paid in lieu of fractional shares based on the average of the bid and asked price quotes of the Camco common shares as reported on The Nasdaq National Market System ("Nasdaq") by a mutually agreed upon authoritative source on the last day of trading of Camco common shares prior to the Effective Time ("the Camco Market Value").

                           (iii) Subject to Section 8.01(d)(ii), if the
                           Environmental Costs Estimate (hereinafter defined) exceeds $150,000, the Per Share Merger Consideration shall be reduced by an amount equal to the quotient of (x) the amount by which the Environmental Costs Estimate exceeds $150,000, divided by (y) the number of issued and outstanding CFKY Shares on a fully-diluted basis, giving effect to the exercise of all outstanding options under the CFKY Option Plan (hereinafter defined).

                            (iv) Subject to Section 8.01(d)(ii), if the Benefit Plan Cost (hereinafter defined) exceeds $25,000 in the aggregate, the Per Share Merger Consideration shall be adjusted by an amount equal to the quotient of (x) the amount by which the Benefit Plan Cost exceeds $25,000, divided by (y) the number of issued and outstanding CFKY Shares on a fully-diluted basis, giving effect to the exercise of all outstanding options under the CFKY Option Plan.

                            (v) The adjustments to the Per Share Merger
                            Consideration pursuant to clauses (iii) and (iv) above shall be made only to the extent that the Environmental Costs Estimate and the Benefit Plan Cost are identified prior to the earlier of (A) September 15, 2001, or (B) the effective date of the Registration Statement (hereinafter defined).

                  (b) Shares of Merger Sub issued and outstanding before the Effective Time shall remain issued and outstanding after the Effective Time and shall automatically be converted into common shares of the Surviving Corporation.

                  (c) Any treasury shares held by CFKY and any CFKY shares owned by Camco for its own account shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  SECTION 1.03. CFKY OPTIONS. At the Effective Time, each outstanding option under the Columbia Financial of Kentucky, Inc. 1999 Stock Option and Incentive Plan (the "CFKY Option Plan") shall be converted into the right to receive a cash payment from Camco equal to the difference between (a) the value of the Per Share Merger Consideration based on the Camco Market Value at the Effective Time and (b) the exercise price per share of such option then exercisable. Any payments made to option holders in accordance with the foregoing shall be subject to applicable federal and state tax withholding obligations.

                  SECTION 1.04. CLOSING AND EFFECTIVE TIME. The closing of the Corporate Merger pursuant to this Agreement (the "Closing") shall take place at a date and time agreed upon by Camco and CFKY as soon as practicable after the satisfaction or waiver of the last of the conditions to the Corporate Merger set forth in Article Seven of this Agreement to be satisfied. On the day of the Closing, Camco, Merger Sub and CFKY shall cause a Certificate of Merger in respect of the Corporate Merger to be filed in the Office of the Ohio Secretary of State. The Corporate Merger shall become effective at the date and time indicated on such filing (the "Effective Time").

                  SECTION 1.05. ADOPTION BY SHAREHOLDERS. This Agreement shall be submitted for adoption by the shareholders of CFKY entitled to vote at a meeting of shareholders called for such purpose to be held at a time, date and place to be determined by the board of directors of CFKY, subject to applicable laws and regulations (the "CFKY Shareholders Meeting").

                  SECTION 1.06. REGULATORY FILINGS. (a) Camco shall prepare and cause to be filed with the Office of Thrift Supervision (the "OTS"), the Superintendent of the Division of Financial Institutions of the Ohio Department of Commerce (the "Division") and the Federal Deposit Insurance Corporation (the "FDIC") such applications, notices or other instruments as may be required for approval of the Corporate Merger (collectively, the "Regulatory Applications").

                  (b) Camco shall prepare and cause to be filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4, or such other form as may be required by the SEC (the "Registration Statement"), to register under the Securities Act of 1933 the Camco Shares to be issued to shareholders of CFKY in the Corporate Merger and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as possible. The Registration Statement shall include a combined proxy statement/prospectus serving as a prospectus of Camco for the Camco Shares to be issued in the Corporate Merger (the "Prospectus") and the proxy statement of CFKY for the CFKY Shareholders Meeting (the "Proxy Statement"). Camco and CFKY shall cooperate in the preparation of the Proxy Statement and the Prospectus and shall timely provide all information required to be included therein.

                  (c) Camco shall provide copies of the Registration Statement and all amendments to CFKY upon filing, keep CFKY reasonably informed as to the status of the Registration Statement and provide CFKY with copies of all comments from and responses to the SEC.

                  SECTION 1.07. ARTICLES OF INCORPORATION, CODE OF REGULATIONS AND DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The Articles of Incorporation and Code of Regulations of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Code of Regulations of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

                  SECTION 1.08 NAME OF SURVIVING CORPORATION. The name of the Surviving Corporation shall be Camco Acquisition Corp.


                                   ARTICLE TWO

                       EXCHANGE OF CFKY SHARE CERTIFICATES

                  SECTION 2.01. SHARE CERTIFICATES IN THE MERGER. (a) As soon as practicable after the Effective Time, Camco shall mail to each holder of record of CFKY Shares a form letter of transmittal (the "Transmittal Letter") including instructions for use in effecting the surrender for exchange of the certificates formerly evidencing the CFKY Shares cancelled and extinguished as a result of the Corporate Merger (collectively, the "Certificates" and individually, the "Certificate"). The Transmittal Letter shall specify that the risk of loss and title to Certificates shall pass only upon delivery of the Certificates as specified in the Transmittal Letter. Upon surrender of a Certificate for cancellation, together with such Transmittal Letter, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration, and the Certificate so surrendered shall thereafter be cancelled forthwith. Camco may, at its election, designate an exchange agent to discharge its duties pursuant to this Section 2.01.

                 (b) In the event that any holder of CFKY Shares is unable to deliver the Certificate, Camco, in the absence of actual notice that any CFKY Shares theretofore represented by any such Certificate have been acquired by a bona fide purchaser, shall deliver to such holder the Per Share Merger Consideration to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

                     (i) Evidence to the reasonable satisfaction of Camco that any such Certificate has been lost, wrongfully taken or destroyed;

                     (ii) Such security or indemnity as may be reasonably requested by Camco to indemnify and hold Camco and the exchange agent harmless; and

                     (iii) Evidence to the reasonable satisfaction of Camco that such person is the owner of the CFKY Shares theretofore represented by each Certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such Certificate for exchange pursuant to this Agreement.

                 (c) In the event that delivery of the Per Share Merger Consideration provided for herein is to be made to a person other than the person in whose name the Certificate surrendered is registered, the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and the person requesting such issuance or payment shall pay any transfer or other taxes required by reason of the issuance or payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Camco that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.01, each Certificate shall represent for all purposes only the right to receive the Per Share Merger Consideration.

                 (d) No dividends or other distributions declared after the Effective Time with respect to Camco shares and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate. After the subsequent surrender and exchange of a Certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Camco Shares represented by such Certificate.

                 (e) No consideration provided for herein shall be delivered by Camco to any former holder of CFKY Shares in accordance with this Agreement until such holder shall have complied with this Section 2.01.

                 (f) Any portion of the cash delivered to the exchange agent by Camco for payment of the Per Share Merger Consideration that remains unclaimed by the shareholders of CFKY for one year after the Effective Time shall be returned to Camco. Any shareholders of CFKY who have not theretofore complied with this Section 2.01 shall thereafter look only to Camco for the Per Share Merger Consideration. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any governmental entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Camco (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the exchange agent nor any party to this Agreement shall be liable to any holder of any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Camco and the exchange agent shall be entitled to rely upon the stock transfer books of CFKY to establish the identity of those persons entitled to receive the Per Share Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of CKFY Shares, Camco and the exchange agent shall be entitled to deposit any Per Share Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                  SECTION 2.02. PAYMENT IN SATISFACTION OF RIGHTS. All payments made upon the surrender of Certificates pursuant to this Article Two shall be deemed to have been made in full satisfaction of all rights pertaining to the CFKY shares theretofore evidenced by such Certificates.

                  SECTION 2.03. NO FURTHER REGISTRATION OR TRANSFER. After the Effective Time, there shall be no further registration or transfer of CFKY shares on the stock transfer books of CFKY. In the event that, after the Effective Time, Certificates evidencing such CFKY shares are presented for transfer, they shall be cancelled and exchanged as provided in this Article Two.

                  SECTION 2.04 DISSENTING CFKY SHARES. (a) Any holder of CFKY Shares who seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL (a "Dissenting Shareholder") shall be entitled to payment for such CFKY Shares only to the extent permitted by and in accordance with the provisions of the OGCL; provided, however, that if, in accordance with the OGCL, any Dissenting Shareholder shall forfeit such right to payment of the fair value of the CFKY Shares held by such Dissenting Shareholder, such CFKY Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration. Dissenting Shareholders shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded pursuant to the OGCL.

                 (b) CFKY shall give Camco (i) prompt notice of any written objections to the Corporate Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to the OGCL received by CFKY and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the OGCL. CFKY shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Camco, settle or offer to settle any such demands.

                                  ARTICLE THREE

               REPRESENTATIONS AND WARRANTIES OF CFKY AND THE BANK

                 CFKY and the Bank represent and warrant to Camco, Merger Sub and Advantage that each of the following statements is true and accurate in all material respects, except as otherwise disclosed in a schedule provided by CFKY and the Bank to Camco prior to the execution of this Agreement (the "CFKY Disclosure Schedule"):

                 SECTION 3.01. ORGANIZATION AND STANDING. (a) CFKY is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. CFKY is registered as a savings and loan holding company under the Home Owners' Loan Act (the "HOLA"). CFKY is in compliance in all material respects with all applicable local, state or federal laws and regulations.

                 (b) The Bank is a federal savings bank duly organized and validly existing under the HOLA and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. The Bank is a member of the Federal Home Loan Bank of Cincinnati (the "FHLB"). The deposit accounts of the Bank are insured up to applicable limits by the Savings Association Insurance Fund administered by the FDIC (the "SAIF"). The Bank is in compliance in all material respects with all applicable local, state or federal laws and regulations.

                 SECTION 3.02. QUALIFICATION. CFKY and the Bank are each either duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify would not have a material adverse effect on the business of CFKY or the Bank.

                 SECTION 3.03. AUTHORITY. (a) This Agreement has been (i) duly executed and delivered by CFKY and the Bank, (ii) approved by the boards of directors of CFKY and the Bank, and (iii) adopted by CFKY as the sole shareholder of the Bank.

                 (b) The Bank Merger Agreement has been (i) duly executed and delivered by the Bank, (ii) approved by the board of directors of the Bank, and
(iii) adopted by CFKY as the sole shareholder of the Bank.

                 (c) Subject to the adoption of this Agreement by the CFKY shareholders and to the filing of all requisite Regulatory Applications and the receipt of all requisite regulatory approvals, (i) subject to the amendment of the Articles of Incorporation of CFKY and the Charter of the Bank with respect to acquisitions of more than 10% of the outstanding common shares of CFKY, CFKY has all requisite corporate power and authority to enter into this Agreement and, to perform all of its obligations hereunder; (ii) subject to the amendment of the Articles of Incorporation of CFKY and the Charter of the Bank with respect to acquisitions of more than 10% of the outstanding common shares of CFKY, the Bank has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement and, to perform all of its obligations hereunder and thereunder; (iii) the execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by CFKY and the Bank; and (iv) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. ss.1818(b) or by the appointment of a conservator by the FDIC, (A) this Agreement is the valid and binding agreement of CFKY, enforceable against CFKY in accordance with its terms, and (B) this Agreement and the Bank Merger Agreement are the valid and binding agreements of the Bank, enforceable against the Bank in accordance with their terms.

                 SECTION 3.04. GOVERNING DOCUMENTS. (a) CFKY has made available, or will promptly make available, to Camco true and accurate copies of its Articles of Incorporation and Code of Regulations and has granted Camco access to all records of all meetings and other corporate actions occurring before the Effective Time by the shareholders, board of directors and committees of the board of directors of CFKY, except those portions of the records of various meetings that relate specifically to the consideration of the transactions contemplated by this Agreement.

                 (b) The Bank has made available, or will promptly make available, to Camco true and accurate copies of its Charter and Bylaws and has granted or will grant to Camco access to all records of all meetings and other corporate actions occurring before the Effective Time by the shareholders, board of directors and committees of the board of directors of the Bank.

                 (c) The minute books of CFKY and the Bank contain, in all material respects, complete and accurate records of all meetings and other corporate actions of their shareholders, boards of directors and committees of the boards of directors through May 15, 2001.

                 SECTION 3.05. NO CONFLICTS. The execution and delivery of this Agreement and, subject to the adoption of this Agreement by the shareholders of CFKY, and subject to the regulatory filings and approvals referenced in Section
1.06 of this Agreement, the consummation of the transactions contemplated hereby will not (a) subject to the amendment of the Articles of Incorporation of CFKY and the Charter of the Bank with respect to acquisitions of more than 10% of the outstanding common shares of CFKY and the Bank, conflict with or violate any provision of or result in the breach of any provision of the Articles of Incorporation or Code of Regulations of CFKY or the Charter or Bylaws of the Bank; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice or lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which CFKY or the Bank is a party or by which CFKY or the Bank or their property or assets is bound; (c) require the consent of any party to any agreement or commitment to which CFKY or the Bank is a party or by which CFKY or the Bank or their property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of CFKY or the Bank; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of CFKY or the Bank; or (e) violate or conflict with any applicable law, ordinance, rule or regulation, including, without limitation, the rules and regulations of, or conditions of approval of applications or notices to, the OTS, the Division or the FDIC.

                 SECTION 3.06. CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement by CFKY or the Bank or the consummation by CFKY or the Bank of the transactions contemplated hereby, except for the filings, authorizations consents or approvals referenced in Sections 1.05 and 1.06 of this Agreement.

                 SECTION 3.07. CAPITALIZATION. (a) The authorized capital of CFKY consists solely of (i) 6,000,000 common shares, without par value (the "CFKY Shares"), 2,625,950 of which are issued and outstanding and held of record by approximately 1,900 shareholders, 45,500 of which are held in CFKY's treasury and 252,600 of which are reserved for issuance upon the exercise of CFKY options, and (ii) 1,000,000 preferred shares, without par value, none of which is issued or outstanding. All of the outstanding CFKY Shares are duly authorized, validly issued, fully paid and nonassessable, were issued in full compliance with all applicable laws and regulations, and were not issued in violation of the preemptive right of any shareholder of CFKY. Upon the exercise of the CFKY options prior to the date of the Closing, the CFKY Shares to be issued in connection with the exercise of such CFKY options will be duly authorized, validly issued, fully paid and nonassessable, will be issued in full compliance with all applicable laws and regulations, and will not be issued in violation of the preemptive right of any shareholder of CFKY. Except for options awarded under the CFKY Option Plan (the "CFKY Options"), there are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating CFKY to issue, deliver or sell, cause to be issued, delivered or sold, or restricting CFKY from selling any additional CFKY Shares, or obligating CFKY to grant, extend or enter into any such agreement or commitment.

                 (b) The authorized capital of the Bank consists solely of 10,000,000 common shares without par value, 100 of which are issued and outstanding and held of record by CFKY. All of the outstanding common shares of the Bank are duly authorized, validly issued, fully paid and nonassessable, were issued in full compliance with all applicable laws and regulations, and were not issued in violation of the preemptive right of any other person or entity. There are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating the Bank to issue, deliver or sell, or to cause to be issued, delivered or sold, any additional common shares of the Bank.

                 SECTION 3.08. SEC DOCUMENTS AND REGULATORY REPORTS. (a) CFKY has delivered or made available to Camco a complete copy of all reports, prospectuses, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Act of 1933 (the "1933 Act"), as amended, and the Securities Act of 1934 (the "1934 Act"), as amended, and regulations issued pursuant thereto or mailed by CFKY or the Bank to the respective members or shareholders (the "CFKY SEC Documents"). The CFKY SEC Documents were timely filed and did not, as of the dates on which such reports were filed with the SEC, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                 (b) CFKY and the Bank has each duly filed with the OTS and the FDIC, as the case may be, in correct form the reports required to be filed under applicable law and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable law and regulation, and CFKY has previously delivered or made available to Camco accurate and complete copies of all such reports. In connection with the most recent examination of CFKY or the Bank by the OTS or the FDIC, neither CFKY nor the Bank was required to correct or change any action, procedure or proceeding which has not been corrected or changed as required.

                 SECTION 3.09. FINANCIAL STATEMENTS. (a) The consolidated statements of financial condition of CFKY and its subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of income, statements of shareholders' equity and statements of cash flows for each of the three fiscal years ended September 30, 2000, 1999 and 1998, together with the notes thereto, examined and reported upon by VonLehman & Company Inc., independent certified public accountants, complete copies of which have previously been delivered to Camco (the "CFKY Audited Financials"), have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis and fairly present the consolidated financial position of CFKY at such date and the consolidated results of its operations and cash flows for such periods.

                 (b) The unaudited consolidated statements of financial condition of CFKY as of March 31, 2001, and the related unaudited consolidated statements of income, shareholders' equity and cash flows for each of the six months ended March 31, 2001 and March 31, 2000, included in the CFKY quarterly report on Form 10-Q for the quarter ended March 31, 2001, as currently on file with the SEC and previously delivered to Camco (the "CFKY Interim Financials"), fairly present the consolidated financial position of CFKY at such date and the consolidated results of its operations and cash flows for such periods and have been prepared in accordance with GAAP applied on a consistent basis.

                 (c) The books and records of CFKY and the Bank are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of CFKY and the Bank.

                 (d) Except as disclosed in the CFKY Interim Financials, as of March 31, 2001, CFKY had no liabilities or obligations material to the business operations, condition (financial or otherwise) or prospects of CFKY and its consolidated subsidiaries taken as a whole, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

                 (e) The CFKY Audited Financials and CFKY Interim Financials did not, as of the dates thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading.

                 SECTION 3.10. ABSENCE OF MATERIAL ADVERSE CHANGE; CONDUCT OF BUSINESS. Since March 31, 2001: there have been no material adverse changes in the assets, liabilities, business, operations, condition (financial or otherwise) or prospects of CFKY or the Bank, taken as a whole; CFKY and the Bank have conducted business only in the ordinary and usual course; and CFKY and the Bank have not:


                 (a) Authorized the creation or issuance of, issued, sold or disposed of, or created any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities, or any obligation convertible into or exchangeable for, any shares of their capital stock;

                 (b) Declared, set aside, paid or made any dividend or other distributions on their capital stock or directly or indirectly redeemed, purchased or acquired any shares thereof or entered into any agreement in respect of the foregoing, except a cash dividend paid by CFKY on May 11, 2001 in the amount of $.07 per share;

                 (c) Effected any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

                 (d) Amended their Articles of Incorporation, Code of Regulations, Charter or Bylaws;

                 (e) Purchased, sold, assigned or transferred any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible asset or property;

                 (f) Mortgaged, pledged or granted or suffered to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet due and payable and such other liens, encumbrances or charges which do not materially adversely affect their financial position;

                 (g) Cancelled any material debts or waived any material claims other than for adequate consideration;

                 (h) Incurred any material obligation or liability (absolute or contingent), including, without limitation, any tax liability or any liability for borrowings from the FHLB, or paid any material liability or obligation (absolute or contingent) other than liabilities and obligations incurred or paid in the ordinary course of business and consistent with past practice;

                 (i) Experienced any material change in the amount or general composition of the Bank's deposit liabilities;

                 (j) Entered into or amended any employment contract with any of their employees, increased the compensation payable to any officer or director or any relative of any such employee or director, or become obligated to increase any such compensation;

                 (k) Except as set forth in Section 3.10(k) of the CFKY Disclosure Schedule, adopted or amended in any material respect any employee benefit plan, severance plan or collective bargaining agreement, made any awards or distributions under any employee benefit plan or made any contributions to any employee benefit plan not consistent with past practice or custom;

                 (l) Incurred any damage, destruction or similar loss, whether or not covered by insurance, materially affecting their businesses or properties;

                 (m) Acquired any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

                 (n) Made any material investment (except investments made in the ordinary course of business and consistent with past practice);

                 (o) Made any material capital expenditure or commitment for any material addition to property, plant or equipment; or

                 (p) Agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

                 SECTION 3.11. PROPERTIES. (a) A list and brief description of all material fixed assets owned by CFKY or the Bank (the "Personal Property") carried on the books of CFKY or the Bank as of the date hereof, is set forth in
Section 3.11(a) of the CFKY Disclosure Schedule. All Personal Property has been maintained in good working order, ordinary wear and tear excepted. CFKY or the Bank owns and has good title to all of the Personal Property, free and clear of any mortgage, lien, pledge, charge, claim, conditional sales or other agreement, lease, right or encumbrance, except (i) to the extent stated or reserved against in the CFKY Audited Financials and (ii) such other exceptions which are not material in character, amount or extent and do not materially detract from the value of or interfere with the use of the Personal Properties subject thereto or affected thereby.

                 (b) The documentation governing or relating to the loan and credit-related assets representing the loan portfolio of the Bank ("Loan Documentation") is legally sufficient in all material respects for the purposes intended thereby and creates enforceable rights of the Bank in accordance with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents. To the knowledge of the Bank, no debtor under any of the Loan Documentation has asserted any claim or defense with respect to the subject matter thereof.

                 (c) A description of each parcel of real property owned by CFKY or the Bank (the "Real Properties") is set forth in Section 3.11(c) of the CFKY Disclosure Schedule. CFKY or the Bank is the owner of the Real Properties in fee simple and has good and marketable title to the Real Properties free of any liens, claims, charges, encumbrances or security interests of any kind, except (i) liens for real estate taxes and assessments not yet delinquent and
(ii) utility, access and other easements, rights of way, restrictions and exceptions which do not impair the Real Properties for the use and business being conducted thereon. No party leases any of the Real Properties from CFKY or the Bank.

                 (d) Neither CFKY nor the Bank has received notification from any governmental entity of contemplated improvements to the Real Properties or surrounding area or community by a public authority, the costs of which are to be assessed as special taxes against the Real Properties in the future.

                 (e) A description of all real property leased by CFKY or the Bank from a third party (the "Leased Real Property") is set forth in Section 3.11(e) of the CFKY Disclosure Schedule. True and correct copies of all leases pertaining to the Leased Real Property (the "Real Property Leases") and all attachments, amendments and addenda thereto have been delivered by CFKY and the Bank to Camco. The Real Property Leases create, in accordance with their terms, valid, binding leasehold interests of CFKY or the Bank in all of the Leased Real Property, free and clear of all liens, claims, charges, encumbrances or security interests of any kind. CFKY and the Bank have complied in all material respects with all of the provisions of the Real Property Leases required on their part to be complied with and are not in default with respect to any of their obligations (including payment obligations) under any of the Real Property Leases.

                 (f) A description of all personal property leased by CFKY or the Bank from a third party (the "Leased Personal Property") is set forth in
Section 3.11(f) of the CFKY Disclosure Schedule. The Personal Property Leases create, in accordance with their terms, valid and binding leasehold interests of CFKY or the Bank in all of the Leased Personal Property, free and clear of all liens, claims, charges, encumbrances or security interests of any kind. CFKY and the Bank have complied in all material respects with all of the provisions under the Personal Property Leases required on their part to be complied with and are not in default with respect to any of their obligations (including payment obligations) under any of the Personal Property Leases.

                 SECTION 3.12. ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses reflected on the CFKY Audited Financials is adequate as of the date hereof in all material respects under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans.

                 SECTION 3.13. INVESTMENTS. Section 3.13 of the CFKY Disclosure Schedule sets forth (a) a true, accurate and complete list of all investments, other than investments in the Personal Property, loans receivable of the Bank (the "Loan Assets") and the Real Properties, owned by CFKY or the Bank (the "Investments") as of the date hereof, the name of the registered holder thereof, the location of the certificates therefor or other evidence thereof and any stock powers or other authority for transfer granted with respect thereto, and
(b) a true, accurate and complete list of the names of each bank or other depository in which either CFKY or the Bank has an account or safe deposit box, including, without limitation, accounts with the FHLB, and the names of all persons authorized to draw thereon or to have access thereto. The Investments are owned by CFKY or the Bank free and clear of all liens, pledges, claims, security interests, encumbrances, charges or restrictions of any kind and may be freely disposed of by CFKY or the Bank at any time. There are no outstanding letters of credit issued by the Bank.

                 SECTION 3.14. DERIVATIVE TRANSACTIONS. Neither CFKY nor the Bank is a party to any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreements, repurchase agreements or reverse repurchase agreements or other derivative instruments.

                 SECTION 3.15. TAXES. (a) CFKY and the Bank have timely filed all federal, state, county and local income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other tax and information returns and reports required to have been filed by them through the date hereof, and have paid or accrued all taxes and duties (and all interest and penalties with respect thereto) due or claimed to be due by CFKY or the Bank. Neither CFKY nor the Bank has, to their knowledge, any liability for any taxes or duties (or interest or penalties with respect thereto) of any nature whatsoever in excess of those that have already been paid or accrued, and there is no basis for any additional material claims or assessments. True copies of the federal, state and local income tax returns of CFKY or the Bank for each of the three tax years ended September 30, 2000, 1999 and 1998, have been delivered to Camco.

                 (b) Section 3.15(b) of the CFKY Disclosure Schedule lists the type of return and applicable due date for each federal, state or local tax returns for which an extension of time has been granted to CFKY or the Bank. Except as set forth in Section 3.15(b) of the CFKY Disclosure Schedule, there are no federal, state or local tax returns or reports not filed which would be due but for an extension of time for filing having been granted. Neither CFKY nor the Bank has executed or filed with the Internal Revenue Service (the "IRS") or any state or local tax authority any agreement extending the period for assessment and collection of any tax, nor is CFKY or the Bank a party to any action or proceeding of any governmental authority for assessment or collection of taxes, except tax liens or levies against customers of the Bank. There is no outstanding assessment or claim for collection of taxes against CFKY or the Bank. Neither CFKY nor the Bank has received any notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental agency with respect to any federal, state or local taxes. No tax return of CFKY or the Bank is currently the subject of any audit by the IRS or any other governmental agency. No material deficiencies have been asserted in connection with the tax returns of CFKY or the Bank, and CFKY and the Bank have no reason to believe that any deficiency would be asserted relating thereto. Except as disclosed in
Section 3.15(b) of the CFKY Disclosure Schedule: (i) neither CFKY nor the Bank has ever been a member of an "affiliated group of corporations" (within the meaning of Section 1504(a) of the Code) filing consolidated returns, other than the affiliated group of which CFKY is the parent; and (ii) neither CFKY nor the Bank is a party to any tax sharing agreement, except the Tax Allocation Agreement dated January 11, 2001, between CFKY and the Bank.

                 SECTION 3.16. MATERIAL CONTRACTS. (a) Except as set forth in
Section 3.16(a) of the CFKY Disclosure Schedule, neither CFKY nor the Bank is a party to or bound by any written or oral (i) contract or commitment for capital expenditures in excess of $15,000 for any one project or $30,000 in the aggregate; (ii) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services involving payments to or by CFKY or the Bank of an amount exceeding $15,000 in the aggregate or extending for more than six months from the date hereof; (iii) contract or option for the purchase of any property, real or personal, for an amount exceeding $15,000; (iv) letter of credit or indemnity calling for payment of more than $15,000; (v) guarantee agreement; (vi) instrument granting any person authority to transact business on behalf of CFKY or the Bank; (vii) contracts or commitments to make loans (including unfunded commitments and lines of credit) to any one person (together with "affiliates" of that person) in excess of $100,000 in the aggregate, except for contracts or commitments entered into in the ordinary course of business; (viii) employment, management, consulting, deferred compensation, severance or other similar contract with any current or former director, officer or employee of CFKY or the Bank; (ix) note, debenture or loan agreement pursuant to which CFKY or the Bank has incurred indebtedness other than deposit liabilities and advances from the FHLB; (x) loan participation agreement; (xi) loan servicing agreement; (xii) contract or commitment relating to a real estate development project consisting of the development of more than one single family dwelling; (xiii) commitment to make any acquisition, development and construction loan; (xiv) commitment or agreement to do any of the foregoing; or (xv) other contract, agreement or commitment made outside the ordinary course of business. (The contracts, agreements, commitments and other arrangements described in clauses (i) through (xv) of this Section 3.16(a) are collectively referred to as the "Contracts").

                 (b) CFKY or the Bank has previously delivered or will make available to Camco upon request (i) copies of all of the Contracts and (ii) all form lending agreements and deposit forms used by the Bank in the ordinary course of business.

                 (c) Neither CFKY nor the Bank is in material default under any Contract, and no claim of such default by any party has been made or is now, to the knowledge of CFKY or the Bank, threatened, except to the extent such a default would not have a material adverse effect on CFKY and the Bank taken as a whole. There does not exist any event which, with notice or lapse of time or both, would constitute a material default by CFKY or the Bank under, or would excuse performance by any party thereto from, any Contract, except to the extent such a default would not have a material adverse effect on CFKY and the Bank taken as a whole.

                 SECTION 3.17. INSURANCE. All material properties and operations of CFKY and the Bank are insured in amounts and types as are customary for holding companies and savings banks similarly situated. The performance by the officers and employees of CFKY and the Bank of their duties is bonded in such amounts and against such risks as are usually insured against or bonded by entities similarly situated, under valid and enforceable policies of insurance or bonds issued by insurers or bonding companies of recognized responsibility, financial or otherwise. Section 3.17 of the CFKY Disclosure Schedule sets forth a true and complete list of all insurance coverages maintained by CFKY or the Bank.

                 SECTION 3.18. LITIGATION. Except as set forth in Section 3.18 of the CFKY Disclosure Schedule, (a) there are no material actions, suits, proceedings or investigations pending or threatened against or affecting the business, operations or financial condition of CFKY or the Bank in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, (b) neither the management of CFKY nor the Bank has any knowledge of any basis for any such action, suit, proceeding or investigation, and (c) neither CFKY nor the Bank is in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

                 SECTION 3.19. PERMITS AND LICENSES. CFKY and the Bank each has all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for it to conduct its business as presently conducted, and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this Agreement.

                 SECTION 3.20. BENEFIT PLANS; ERISA. (a) Section 3.20(a) of the CFKY Disclosure Schedule sets forth a true and complete list of all pension or profit-sharing plans, deferred compensation, consulting, bonus, group insurance plans or agreements and all other incentive, welfare or employee benefit plans or agreements maintained for the benefit of employees, former employees, directors or former directors of CFKY or the Bank. Copies of such plans and agreements, together with, when applicable, (i) the most recent actuarial and financial reports prepared with respect to any such plan, (ii) the three most recent annual reports filed with any governmental agency, and (iii) all rulings and determination letters received from governmental agencies and any open requests for rulings or letters that pertain to any such plan, have been delivered to Camco.

                 (b) Except as set forth in Section 3.20(b) of the CFKY Disclosure Schedule, CFKY and the Bank do not currently maintain any "employee pension benefit plan," as defined in Section 3(2) of ERISA (each such plan, together with any related trust or other funding mechanism, as maintained by CFKY or the Bank, a "Pension Benefit Plan"), which is intended to be qualified under Section 401(a) of the Code.

                 (c) Except as set forth in Section 3.20(c) of the CFKY Disclosure Schedule, neither CFKY nor the Bank currently maintains, nor have they ever maintained, any Pension Benefit Plan subject to the provisions of Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). With respect to any Pension Benefit Plan that is subject to Title IV of ERISA ("DB Plan"), CFKY and the Bank, in addition to meeting the standards described in Section 3.20(e), have complied with all minimum funding and contribution requirements and obligations imposed by the Code or ERISA and all applicable reporting, disclosure and Pension Benefit Guaranty Corporation ("PBGC") premium obligations imposed by the Code and ERISA. There are no outstanding waivers of any minimum funding standard (or open applications for a waiver of any minimum funding standard) and each DB Plan either has sufficient assets to meet all benefit liabilities or will be revised, as of or before the Effective Time, to eliminate any unfunded benefit liabilities under any DB Plan.

                 (d) CFKY and the Bank do not currently participate in, nor have they ever participated in, any multiemployer plan, as such term is defined in Section 3(37) of ERISA.

                 (e) Each Pension Benefit Plan has complied and complies currently in all material respects, both as to form and operation, with the provisions of ERISA and the Code, where required in order to be tax-qualified under Section 401(a) of the Code, and all other applicable laws, rules and regulations. Neither CFKY nor the Bank is aware of any event which might jeopardize the tax qualified status of any Pension Benefit Plan. Except as set forth in

Section 3.20(e) of the CFKY Disclosure Schedule, each Pension Benefit Plan which is intended to be qualified under Section 401(a) of the Code (i) has received a determination letter from the IRS which considers amendments made to the Code by the Tax Reform Act of 1986, or (ii) is maintained as part of a prototype or similar plan ("Prototype Plan") which has received a form of approval letter ("Approval Letter") from the IRS, which has been adopted by completion of an adoption (or similar form of) agreement subject to the Approval Letter and in a manner that entitles CFKY to rely on the Approval Letter, and which has not been subsequently amended in a manner that would affect CFKY's ability to rely on the Approval Letter. All reports required by any governmental agency with respect to each Pension Benefit Plan have been timely filed with such agency and, where required, distributed to participants and beneficiaries of such Pension Benefit Plan within the time required by law.

                 (f) Each "employee welfare benefit plan," as defined in
Section 3(1) of ERISA (each such plan together with any related trust or other funding mechanism, as maintained by CFKY or the Bank, a "Welfare Benefit Plan") has been administered in all material respects in compliance with the requirements of the Code and ERISA, and, where applicable, all state insurance laws, and all reports required by any governmental agency with respect to each Welfare Benefit Plan have been timely filed with such agency and, where required, distributed to participants and beneficiaries of such Welfare Benefit Plan within the time required by law. Each Plan which constitutes a "group health plan", as defined in Section 5000(b)(1) of the Code, is and has been administered in material compliance with the continuation of coverage provisions contained in Section 4980B of the Code.

                 (g) Neither CFKY nor the Bank nor, to the knowledge of CFKY or the Bank, any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no statutory, class or administrative exemption exists, or has been granted, under Section 408 of ERISA) or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no statutory, class or administrative exemption exists or has been granted, under Section 4975(c)(1) of the Code.

                 (h) Each Pension Benefit Plan which is intended to be an employee stock ownership plan ("ESOP"), as defined in Section 4975(e)(7) of the Code, is and has been administered in substantial compliance with the applicable provisions of Sections 4975 and 409 of the Code and the regulations thereunder. Any outstanding loan to which any such ESOP is a party constitutes an "exempt loan" as described in Section 54.4975-7 of the IRS regulations.

                 SECTION 3.21. ENVIRONMENTAL MATTERS. (a) CFKY and the Bank are in full compliance with all applicable Environmental Requirements (hereinafter defined). CFKY and the Bank have not received any written or oral communication from any organization, person or otherwise, which alleges that either (i) CFKY or the Bank is not in compliance with all applicable Environmental Requirements, or (ii) any properties or assets of CFKY or the Bank may have been affected by any Hazardous Substances (hereinafter defined). CFKY and the Bank possess all permits, registrations and other governmental authorizations required under any Environmental Requirements for the operation of the business of CFKY and the Bank.

                 (b) There is no Environmental Claim (hereinafter defined), investigation or inquiry pending or, to the knowledge of CFKY or the Bank, threatened against (i) CFKY or the Bank, (ii) any person or entity whose liability for any Environmental Claim has or may have been retained or assumed by CFKY or the Bank either contractually or by operation of law, or (iii) any real or personal property which CFKY or the Bank owns, leases, manages, supervises or participates in the management of, or, to the knowledge of CFKY or the Bank, in which CFKY or the Bank holds a security interest in connection with a loan or loan participation.

                 (c) To the knowledge of CFKY and the Bank, there are no present or past activities, conditions, or incidents, including, without limitation, the release or disposal of any Hazardous Substances, that could reasonably form the basis of any Environmental Claim against CFKY or the Bank or against any person or entity whose liability for any Environmental Claim has or may have been retained or assumed by CFKY or the Bank, either contractually or by operation of law. To the knowledge of CFKY and the Bank, none of the Real Properties or Leased Real Properties has been, or is (i) the site of the production, storage, use, release, disposal or treatment of Hazardous Substances, (ii) contaminated by Hazardous Substances, (iii) the site of any underground or aboveground storage tanks, or (iv) subject to any lien or claim which might give rise to a lien as a result of any release of Hazardous Substances or operation of any Environmental Requirement. To the knowledge of CFKY and the Bank, no Hazardous Substances have been integrated into any of the Real Properties or Leased Real Properties or any component thereof in such quantities and manner as may or do pose a threat to human health, violate any Environmental Requirement, or require abatement now or in connection with any renovation or demolition of such properties.

                 (d) Except as set forth in Section 3.21(d) of the CFKY Disclosure Schedule, none of CFKY, the Bank, their respective agents, representatives, or employees, any governmental entity, or any other person has conducted any environmental studies, site assessments, audits, or inspections of the Real Properties, Leased Real Properties or real property previously owned or leased by CFKY or the Bank. Section 3.21(d) of the CFKY Disclosure Schedule sets forth an accurate and complete list of outstanding loans of the Bank as to which the borrower has submitted (or is required to submit) to the Bank any environmental audits or reports regarding any real property securing such loan and a brief description of the environmental audit or report, to the extent applicable.

                  (e) As used in this Agreement:

                      (i) "Environmental Requirements" means all federal, state, local and other statutes, common law, regulations, rules, standards, ordinances, orders, decrees, and judgments relating to pollution, the environment, Hazardous Substances, occupational health and safety, or the protection of human health or the environment, all as may be from time to time modified;

                      (ii) "Hazardous Substances" means any and all substances or materials which are classified or considered to be hazardous or toxic to human health or the environment under any applicable Environmental Requirements and shall include, without limitation, any "Hazardous Substances" as defined in Section 101(14) of CERCLA (42 USC Section 9601(14)) or regulations promulgated thereunder, "solid waste", "hazardous waste", or "infectious waste" as such terms are defined in any Environmental Requirement, any "toxic and hazardous substances" as defined in 29 CFR Part 1910, petroleum and its products and byproducts, asbestos, polychlorinated biphenyls, nuclear fuel or materials, radioactive material, lead and lead-containing substances, molds and other infectious materials, and urea-formaldehyde; and

                      (iii) "Environmental Claim" means any claim, cause of action or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Hazardous Substance at any location, whether leased or owned, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Requirement.

                 SECTION 3.22. EMPLOYMENT MATTERS. CFKY and the Bank are in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and have not and are not engaged in any unfair labor practice, except where such failure to comply or such practice would not have a material adverse effect on the financial condition, results of operations, business or prospects of CFKY and the Bank taken as a whole. No unfair labor practice complaint against CFKY or the Bank is pending before any governmental agency or court and there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving CFKY or the Bank. No representation question exists in respect of the employees of CFKY or the Bank and no labor grievance which might have a material adverse effect upon CFKY or the Bank or the conduct of their businesses is pending or, to the knowledge of CFKY or the Bank, threatened. Neither CFKY nor the Bank has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of CFKY or the Bank, and, to the knowledge of CFKY and the Bank, there is no present effort nor existing proposal to attempt to unionize any group of employees of CFKY or the Bank.

                 SECTION 3.23. UNTRUE STATEMENTS AND OMISSIONS. The certificates, statements and other information furnished to Camco in writing by or on behalf of CFKY and the Bank in connection with the transactions contemplated hereby, including, but not limited to, disclosures and information set forth in the CFKY Disclosure Schedule, but excluding statements or information pertaining to parties unrelated to CFKY or the Bank, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 SECTION 3.24. PROXY MATERIALS. None of the information relating to CFKY or the Bank included in the Proxy Statement which is to be mailed to the shareholders of CFKY in connection with the CFKY Shareholders Meeting will, at the time the Proxy Statement is mailed or at the time of the meeting to which the Proxy Statement relates, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, except to the extent it contains information about Camco provided in writing to CFKY or the Bank by Camco.

                 SECTION 3.25. BROKERS. Except for amounts payable to Keefe, Bruyette & Wood, Inc. ("KBW"), as disclosed in Section 3.25 of the CFKY Disclosure Schedule, there are no claims or agreements for brokerage commission, finder's fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by CFKY or the Bank.

                 SECTION 3.26. REGULATORY ENFORCEMENT. Neither CFKY nor the Bank is subject to, or has received any notice or advice that it is or may become subject to, any order, agreement or memorandum of understanding of any federal or state agency charged with the supervision or regulation of banks or savings banks or engaged in the insurance of deposits or any other governmental agency having supervisory or regulatory authority with respect to CFKY or the Bank. Neither CFKY nor the Bank has received any notice or advice that it is not in substantial compliance with any statute or regulation, except as set forth in
Section 3.26 of the CFKY Disclosure Schedule.

                 SECTION 3.27. SUBSIDIARIES; EQUITY INTEREST. The term "Subsidiary" means an organization or entity which is consolidated or is eligible to be consolidated with a party to this Agreement for financial reporting purposes. Except for the Bank, CFKY has no Subsidiaries. The Bank has no Subsidiaries. Except for shares of the Bank owned by CFKY and shares of the FHLB of Cincinnati owned by the Bank or as set forth in Section 3.27 of the CFKY Disclosure Schedule, neither CFKY nor the Bank owns, beneficially or otherwise, any shares of Equity Securities (as defined below) or similar interest of any corporation, bank, business trust, association or similar organization. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of any issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. Neither CFKY nor the Bank is a party to any partnership or joint venture.

                 SECTION 3.28. CFKY OPTIONS AND RRP AWARDS. (a) Section 3.28(a) of the CFKY Disclosure Schedule lists the names of the holders, award dates, vesting dates, expiration dates, number of shares and exercise price (as such price may have been adjusted) of all unexercised CFKY Options.

                 (b) The CFKY Disclosure Schedule lists the names of the recipients, award dates, forfeitures, distribution dates and number of shares awarded and unawarded relating to and arising out of the RRP.

                 SECTION 3.29. FAIRNESS OPINION. CFKY has received an opinion of KBW to the effect that, as of the date hereof, the Per Share Merger Consideration is fair from a financial point of view to the shareholders of CFKY.

                 SECTION 3.30. REQUIRED VOTE; ANTI-TAKEOVER PROVISIONS. The affirmative vote of the holders of a majority of the issued and outstanding CFKY Shares is the only vote of shareholders of CFKY required to approve this Agreement and the transactions contemplated hereby on behalf of CFKY.

                                  ARTICLE FOUR

                        REPRESENTATIONS AND WARRANTIES OF
                         CAMCO, MERGER SUB AND ADVANTAGE

                 Camco, Merger Sub and Advantage represent and warrant to CFKY and the Bank that each of the following statements is true and accurate in all material respects:

                 SECTION 4.01. ORGANIZATION AND STANDING. (a) Camco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. Camco is registered as a savings and loan holding company under the HOLA. Camco is in compliance in all material respects with all applicable local, state and federal laws and regulations.

                 (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. Merger Sub is in compliance in all material respects with all applicable local, state and federal laws and regulations.

                 (c) Advantage is a savings bank duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. Advantage is in compliance in all material respects with all applicable local, state and federal laws and regulations.

                 SECTION 4.02. QUALIFICATION. Camco, Merger Sub and Advantage are each either duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify would not have a material adverse effect on the business of Camco, Merger Sub and Advantage taken as a whole.

                 SECTION 4.03. AUTHORITY. (a) This Agreement has been (i) duly executed and delivered by Camco, Merger Sub and Advantage, (ii) approved by the boards of directors of

Camco, Merger Sub and Advantage, and (iii) adopted by Camco as the sole shareholder of Merger Sub and Advantage.

                 (b) The Bank Merger Agreement has been (i) duly executed and delivered by Advantage, (ii) approved by the board of directors of Advantage, and (iii) adopted by Camco as the sole shareholder of Advantage.

                  (c) Subject to the filing of all requisite regulatory notices and the receipt of all requisite regulatory approvals, (i) Camco, Merger Sub and Advantage have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder; (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by Camco, Merger Sub and Advantage; and (iii) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. ss.1818(b) or by the appointment of a conservator by the FDIC, this Agreement is the valid and binding agreement of Camco, Merger Sub and Advantage enforceable against them in accordance with its terms.

         (d) No vote or action by the stockholders of Camco is required by applicable law, the Certificate of Incorporation of Camco or the Bylaws of Camco to consummate the transactions contemplated by this Agreement.

                 SECTION 4.04. GOVERNING DOCUMENTS. Camco has made available, or will promptly make available, to CFKY true and accurate copies of the Camco certificate of incorporation and bylaws, the Merger Sub articles of incorporation and code of regulations and Advantage articles of incorporation and constitution.

                 SECTION 4.05. NO CONFLICTS. The execution and delivery of this Agreement and, subject to regulatory filings and approvals referenced in Section
1.06 of this Agreement, the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of or result in the breach of any provision of the Certificate of Incorporation or Bylaws of Camco, the Articles of Incorporation and Code of Regulations of Merger Sub or the Articles of Incorporation and Constitution of Advantage; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice or lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which Camco or Advantage is a party or by which Camco or Advantage or its property or assets is bound; (c) require the consent of any party to any agreement or commitment to which Camco or Advantage is a party or by which Camco or Advantage or its property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of Camco or Advantage; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of Camco or Advantage; or (e) violate or conflict with any applicable law, ordinance, rule or regulation, including, without limitation, the rules and regulations of or conditions of approval of applications or notices to the OTS or the FDIC.

                 SECTION 4.06. CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement by Camco, Merger Sub or Advantage or the consummation by Camco, Merger Sub or Advantage of the transactions contemplated hereby, except for filings, authorizations, consents or approvals referenced in Section 1.06 of this Agreement.

                 SECTION 4.07. CAPITALIZATION. The authorized capital of Camco consists solely of (i) 14,900,000 shares of common stock, par value One Dollar ($1.00) per share (the "Camco Shares"), 6,952,927 of which are issued and outstanding, 126,019 of which are held in Camco's treasury, and 688,655 of which are reserved for issuance upon the exercise of outstanding stock options (the "Camco Options"), and (ii) 100,000 preferred shares, One Dollar ($1.00) par value per share, none of which is issued or outstanding. All of the outstanding Camco shares are, and, when issued in accordance with this Agreement, the Camco Shares to be issued upon exchange for the CFKY Shares shall be, duly authorized, validly issued, fully paid and nonassessable, issued in full compliance with all applicable laws, and not issued in violation of the preemptive right of any person. Except for the Camco Options, there are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating Camco to issue, deliver or sell, cause to be issued, delivered or sold, or restricting Camco from selling any additional Camco shares, or obligating Camco to grant, extend or enter into any such agreement or commitment.

                 SECTION 4.08. SEC DOCUMENTS. (a) Camco has delivered or made available to CFKY a complete copy of all reports, prospectuses, proxy statements, registration statements and all similar documents filed, or required to be filed pursuant to the 1933 Act or the 1934 Act (the "Camco SEC Documents"). The Camco SEC Documents were timely filed and did not, as of the dates on which such reports were filed with the SEC, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                 (b) Camco and Advantage have filed all reports and maintained all records required to be filed or maintained by them under various rules and regulations of the SEC, the OTS or the FDIC. All such documents and reports complied in all material respects with applicable requirements of laws and regulations in effect at the time of the filing of such documents and contained in all material respects the information required to be stated therein. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 SECTION 4.09. FINANCIAL STATEMENTS. (a) The consolidated statements of financial condition of Camco as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years ended December 31, 2000, 1999 and 1998, together with notes thereto, examined and reported upon by Grant Thornton, L.L.P. (the "Camco Audited Financials"), have been prepared in conformity with GAAP applied on a consistent basis and fairly present the financial position of Camco at such dates and the results of its operations and cash flows for such periods.

                 (b) The unaudited consolidated statements of financial condition of Camco as of March 31, 2001, and the related unaudited consolidated statements of earnings, stockholders' equity and cash flows for each of the three months ended March 31, 2001 and 2000 included in the Camco quarterly report on Form 10-Q for the quarter ended March 31, 2001, as currently on file with the SEC and previously delivered to CFKY (the "Camco Interim Financials"), fairly present the consolidated financial position of Camco at such date and the consolidated results of its operations and cash flows for such periods and have been prepared in accordance with GAAP applied on a consistent basis.

                 (c) The books and records of Camco are being maintained in material compliance with applicable legal and accounting requirements and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Camco.

                 (d) Except as disclosed in the Camco Interim Financials, as of March 31, 2001, Camco had no liabilities or obligations material to the business condition (financial or otherwise) of Camco taken as a whole, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

                 (e) The Camco Audited Financials and the Camco Interim Financials did not, as of the dates thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading.

                 SECTION 4.10. ABSENCE OF MATERIAL ADVERSE CHANGE. Since March 31, 2001, there have been no material adverse changes in the financial condition, assets, liabilities, obligations, properties, business or prospects of Camco and its consolidated subsidiaries, taken as a whole.

                 SECTION 4.11. ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses reflected on the Camco Audited Financials is adequate as of the date hereof in all material respects under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans.

                 SECTION 4.12. TAXES. Camco has timely filed all federal, state, county and local income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other tax and information returns and reports required to have been filed by it through the date hereof, and has paid or accrued all taxes and duties (and all interest and penalties with respect thereto) due or claimed to be due by Camco. Camco has no liability for any taxes or duties (or interest or penalties with respect thereto) of any nature whatsoever in excess of those that have already been paid or accrued, and there is no basis for any additional material claims or assessments, other than with respect to liabilities for taxes and duties which may have accrued since December 31, 2000, in the ordinary course of business. No proposed additional taxes, interest or penalties have been asserted by applicable taxing authorities.

                 SECTION 4.13. LITIGATION. Except as disclosed in the Camco SEC Documents, (a) there are no material actions, suits, proceedings or investigations pending or threatened against or affecting the business, operations or financial condition of Camco in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, (b) the management of Camco has no knowledge of any basis for any such action, suit, proceeding or investigation, and (c) Camco is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

                 SECTION 4.14. UNTRUE STATEMENTS AND OMISSIONS. The certificates, statements and other information furnished to CFKY in writing by or on behalf of Camco in connection with the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 SECTION 4.15. PROSPECTUS. None of the information relating to Camco in the Prospectus will, at the time the Prospectus is mailed to the CFKY shareholders or at the time of the CFKY Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

                 SECTION 4.16 REGULATORY ENFORCEMENT. Camco is not subject to, nor has it received any notice or advice that it is not in substantial compliance with any statute or regulation, or that it is or may become subject to, any order, agreement or memorandum of understanding of any federal or state agency charged with the supervision or regulation of savings banks, savings associations or holding companies of savings banks or savings associations or engaged in the insurance of deposits or any other governmental agency having supervisory or regulatory authority with respect to Camco, and Camco has received no notice from any governmental agency threatening to revoke any license, franchise, permit or governmental authority.

                 SECTION 4.17. EMPLOYMENT MATTERS. Camco and Advantage are in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and have not and are not engaged in any unfair labor practice, except where such failure to comply or such practice would not have a material adverse effect on the financial condition, results of operations, business or prospects of Camco and Advantage taken as a whole. No unfair labor practice complaint against Camco or

Advantage is pending before any governmental agency or court and there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving Camco or Advantage. No representation question exists in respect of the employees of Camco or Advantage and no labor grievance which might have a material adverse effect upon Camco or Advantage or the conduct of their businesses is pending or, to the knowledge of Camco or Advantage, threatened. Neither Camco nor Advantage has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Camco or Advantage, and, to the knowledge of Camco and Advantage, there is no present effort nor existing proposal to attempt to unionize any group of employees of Camco or Advantage.

                 SECTION 4.18. ENVIRONMENTAL MATTERS. (a) Camco and Advantage are in full compliance with all applicable Environmental Laws. Camco and Advantage have not received any written or oral communication from any organization, person or otherwise, which alleges that either (i) Camco or Advantage is not in compliance with all applicable Environmental Requirements, or (ii) any properties or assets of Camco or Advantage may have been affected by any Hazardous Substances. Camco and Advantage possess all permits, registrations and other governmental authorizations required under any Environmental Requirements for the operation of the business of Camco and Advantage.

                 (b) There is no Environmental Claim, investigation or inquiry pending or, to the knowledge of Camco or Advantage, threatened against (i) Camco or Advantage, (ii) any person or entity whose liability for any Environmental Claim has or may have been retained or assumed by Camco or Advantage either contractually or by operation of law, or (iii) any real or personal property which Camco or Advantage owns, leases, manages, supervises or participates in the management of, or, to the knowledge of Camco or Advantage, in which Camco or Advantage holds a security interest in connection with a loan or loan participation.

                 (c) To the knowledge of Camco and Advantage, there are no present or past activities, conditions, or incidents, including, without limitation, the release or disposal of any Material of Environmental Concern, that could reasonably form the basis of any Environmental Claim against Camco or Advantage or against any person or entity whose liability for any Environmental Claim has or may have been retained or assumed by Camco or Advantage, either contractually or by operation of law.

                 SECTION 4.19. STOCK OWNERSHIP. Neither Camco nor any of its "affiliates" or "associates," as the terms "affiliates" and "associates" are defined in ss. 1704.01(C)(1) of the OGCL, are "beneficial owners," as the term "beneficial owners" is defined in ss. 1704.01(C)(4) of the OGCL, of any of the outstanding common shares of CFKY.

                                  ARTICLE FIVE

                                    COVENANTS

                 SECTION 5.01. CONDUCT OF CFKY'S AND THE BANK'S BUSINESS. From the date of this Agreement until the Effective Time, CFKY and the Bank, except with the prior written consent of Camco, which shall not be unreasonably withheld, will each conduct its business only in the ordinary course, in accordance with past practices and policies and in compliance with all applicable statutes, rules and regulations. Notwithstanding the foregoing, without the prior written consent of Camco, which shall not be unreasonably withheld, neither CFKY nor the Bank will:

                  (a) Authorize or agree to authorize the creation or issuance of, or issue, sell or dispose of, or create any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities of which CFKY or the Bank is the issuer, or any obligations convertible into or exchangeable for any shares of its capital stock, other than CFKY shares issued in connection with the exercise of CFKY options;

                  (b) Declare, set aside, pay or make any dividend or other distribution on its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares thereof or enter into any agreement with respect to the foregoing, except for quarterly cash dividends which may be declared and paid in accordance with Section 5.04 of this Agreement;

                  (c) Effect any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

                  (d) Amend their articles of incorporation, code of regulations, charter or bylaws, except to amend the Articles of Incorporation of CFKY to eliminate Article Seventh and to amend the Charter of the Bank to eliminate Section 8.A.;

                  (e) Purchase, sell, assign or transfer any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible assets or property;

                  (f) Mortgage, pledge, grant or suffer to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet delinquent, assets pledged as collateral to secure borrowings from the FHLB or to secure public deposits and such other liens, encumbrances or charges which do not materially or adversely affect its financial position;

                  (g) Waive any rights of material value or cancel any material debts or claims;

                  (h) Incur any material obligation or liability (absolute or contingent), including, without limitation, any tax liability, or pay any material liability or obligation (absolute or contingent), other than liabilities and obligations incurred in the ordinary course of business and borrowings from the FHLB;

                  (i)      [Reserved];

                  (j) Except as specifically provided herein, enter into or amend any employment contract with any of its employees, increase the compensation payable to any employee or director or any relative of any such employee or director or become obligated to increase any such compensation;

                  (k) Except as specifically provided herein (or as required by applicable law), adopt or amend in any material respect any employee or director benefit plan, severance plan or collective bargaining agreement or make any contributions to or awards or distributions under any employee benefit plan not consistent with past practice or custom;

                  (l) Acquire any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

                  (m) Make any material capital expenditure or commitment for any material addition to property, plant, or equipment;

                  (n) Originate or issue a commitment to originate any loan secured by one- to four-family residential real estate in a principal amount of $250,000 or more or any loan secured by nonresidential real estate in a principal amount of $250,000 or more;

                  (o) Except for FHLB advances, the aggregate amount of which at any time shall not exceed Seven Million Dollars ($7,000,000), plus such additional amount as may be obtained with the right of prepayment at any time without penalty or premium, and deposit taking in the ordinary course of its business, borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others;

                  (p) Establish any new lending programs or make any changes in its policies concerning which persons may approve loans;

                  (q) Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than

                           U.S. Government and U.S. agency obligations and deposits in an overnight account at the FHLB;

                  (r) Increase or decrease the rate of interest paid on time deposits or certificates of deposits, except in a manner and pursuant to policies consistent with past practices in relation to rates prevailing in the Bank's market;

                  (s) Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I Environmental Report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials including asbestos and petroleum products; provided, however, that the Bank shall not be required to obtain such a report with respect to single-family, non-agriculture residential property of one acre or less to be foreclosed upon unless it has reason to believe such property may contain any such pollutants, contaminants, waste materials including asbestos or petroleum products; or

                  (t) Agree, whether in writing or otherwise, to take any action described in this Section 5.01.

                  SECTION 5.02. ACQUISITION TRANSACTIONS. CFKY and the Bank shall (i) not, directly or indirectly, solicit or initiate any proposals or offers from any person or entity, or discuss or negotiate with any such person or entity, regarding any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, CFKY or the Bank (collectively, "Acquisition Transactions"), (ii) not disclose to any person any information not customarily disclosed publicly or provide access to its properties, books or records or otherwise assist or encourage any person in connection with any of the foregoing, and (iii) give Camco prompt notice of any such inquiries, offers or proposals. The foregoing sentence shall not apply however to the consideration, negotiation and consummation of an Acquisition Transaction not solicited by CFKY or the Bank or any of their respective officers, directors, agents or affiliates if and to the extent that the board of directors of CFKY reasonably determines in good faith after consultation with KBW and upon written advice of counsel to CFKY that failure to consider such Acquisition Transaction could reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of CFKY; provided, however, that CFKY shall give Camco prompt notice of any such proposal of an Acquisition Transaction and keep Camco promptly informed regarding the substance thereof and the response of the board of directors of CFKY thereto.

                  SECTION 5.03. ACCOUNTING POLICIES. Before the Effective Time and at the request of Camco, CFKY or the Bank shall promptly (a) establish and take such reserves and accruals to conform the Bank's loan, accrual and reserve policies to Camco's policies; (b) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; and (c) recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, to the extent permitted by law and consistent with GAAP; provided, however, that neither CFKY nor the Bank shall be obligated to make any such changes or adjustments until the satisfaction of all conditions set forth in Sections 7.01(a) through (e), and further provided that no basis for termination of this Agreement by any party pursuant to Article Eight is then extant.

                  SECTION 5.04 CFKY DIVIDENDS. Prior to the Effective Time, the board of directors of CFKY may continue to declare and pay cash dividends on the CFKY Shares in an amount not to exceed $.07 per quarter at such times as are consistent with past practice; provided, however, that CFKY shall coordinate the declaration of any dividends with Camco for the quarter in which the Closing is expected to occur such that the CFKY Shareholders shall not receive a dividend for such quarter from both CFKY before the Effective Time and from Camco after the Effective Time.

                                   ARTICLE SIX

                               FURTHER AGREEMENTS

                  SECTION 6.01. REGULATORY APPROVALS; COOPERATION. (a) Camco, Merger Sub and Advantage shall use their best efforts to file within 60 days of the date hereof all Regulatory Applications required in order to consummate the Merger. Camco shall keep CFKY reasonably informed as to the status of the Regulatory Applications and make available to CFKY copies of the Regulatory Applications as filed and any supplementary filed materials and all responses from the regulatory authorities.

                  (b) CFKY and the Bank will cooperate and will cause their respective directors, officers, employees, agents and advisors to cooperate, to the extent reasonable or necessary, with Camco in connection with the preparation of the Regulatory Applications and the Registration Statement.

                  (c) Camco will cooperate and will cause its directors, officers, employees, agents and advisors to cooperate, to the extent reasonable or necessary, with CFKY in connection with the preparation of the Proxy Statement.

                  SECTION 6.02. SPECIAL MEETING OF SHAREHOLDERS OF CFKY. CFKY shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon this Agreement as required by applicable law. CFKY shall use its reasonable efforts to hold such meeting as soon as practicable following the date of this Agreement. The board of directors of CFKY shall (i) to the extent consistent with their fiduciary duties, recommend to its shareholders the adoption of this Agreement, the approval of the amendment to the Articles of Incorporation of CFKY to eliminate Article Seventh and the approval of the transactions contemplated hereby and any other matters to be submitted to the shareholders in connection therewith, and
(ii) use their reasonable efforts to obtain the necessary adoption by the shareholders of this Agreement and any amendments hereto, the amendment to the Articles of Incorporation of CFKY to eliminate Article Seventh and the transactions contemplated hereby. Notwithstanding the foregoing, if the board of directors of CFKY shall have reasonably determined in good faith in accordance with the provisions of Section 5.02 of this Agreement that such recommendation is reasonably likely to constitute a breach of its fiduciary duties to the shareholders of CFKY, then the board of directors of CFKY shall not be obligated to recommend to its shareholders adoption of this Agreement or to present this Agreement to the shareholders of CFKY for their adoption at the CFKY Shareholders Meeting or to hold the CFKY Shareholders Meeting for such purpose.

                  SECTION 6.03. AFFILIATES COMPLIANCE WITH THE 1933 ACT. (a)
Section 6.03 of the CFKY Disclosure Schedule identified all persons who CFKY reasonably believes to be "affiliates," as defined in paragraphs (c) and (d) of Rule 145 under the 1933 Act (the "Affiliates"). Until the Effective Time, CFKY shall identify to Camco each additional person whom it reasonably believes to have hereafter become its Affiliate.

                  (b) CFKY shall use its best efforts to obtain from each person who is identified as an Affiliate for delivery to Camco before the Effective Time a written agreement in which such Affiliate confirms that the Camco Shares received by such Affiliate in the Merger shall be transferable only in accordance with Rule 145 of the 1933 Act.

                  SECTION 6.04. EMPLOYEES. (a) All employees of the Bank as of the date of this Agreement who are actively employed at the Effective Time shall, upon satisfactory review of employment files and subject to Camco employee standards of performance, continue as employees of Advantage at the Effective Time and, with respect to employees who are not currently covered by a written employment or severance agreement with the Bank, shall be employed as at will employees at the same base compensation they are receiving from the Bank. Each Bank employee immediately before the Effective Time who is not currently covered by a written employment or severance agreement with the Bank and who Camco or Advantage elects not to employ after the Effective Time or whose employment is involuntarily terminated by Camco or one or more of its subsidiaries without cause within one year after the Effective Time shall receive an employment severance payment equal to the product of two weeks of the employee's then current salary multiplied by the number of total years of service as a Bank employee; provided, however, that the minimum severance payment shall equal four weeks' salary and the maximum severance payment shall equal twenty-six weeks' salary.

                  (b) Any employee who is currently covered by a written employment or severance agreement will continue his employment in accordance with the terms of such written agreement.

                  SECTION 6.05. EMPLOYEE BENEFITS. (a) On and after the Effective Time, Camco may, in its discretion, continue the health insurance plan currently sponsored by the Bank for the benefit of its employees or provide coverage under the health insurance plan maintained by Camco for the benefit of the employees of Camco and its subsidiaries; provided, however, that if Camco elects to provide coverage under the Camco health plan as of the Effective Time, any waiting periods or pre-existing condition limitations shall be waived for employees of the Bank who continue as employees of Advantage.

                  (b) CFKY and the Bank shall take all steps necessary to cease benefit accruals under the DB Plan and shall take all steps necessary to terminate CFKY's 401(k) Plan at or prior to the Effective Time (or, if the multiple employer plan through which it is maintained does not permit termination, to take all steps to ensure that no additional contributions are required or permitted after the Effective Time and that no additional benefits accrue after the Effective Time) and to liquidate the 401(k) Plan assets as soon as possible after the Effective Time. Subject to applicable law and regulation, employees of the Bank who become employees of Advantage shall become participants in the Camco 401(k) Plan as of the Effective Time, in accordance with the terms and conditions of such Plan as then in effect, with prior service credit given for their years of employment by the Bank for eligibility and vesting purposes.

                  (c) The CFKY ESOP shall be terminated and the net assets thereof shall be distributed as described in Section 6.06 as expeditiously as possible after the Effective Time.

                  (d) No additional contribution shall be made to the CFKY ESOP or CFKY's 401(k) Plan by Camco, Advantage, CFKY or the Bank except as necessary to make the minimum required payment under the current exempt loan (the "ESOP Loan") between CFKY and the CFKY ESOP or to satisfy any matching contribution required under the terms of CFKY's 401(k) Plan; provided, however, that all such contributions shall be deductible by CFKY and the Bank under Section 404 of the Code and the allocations of such contributions shall otherwise be in compliance with Section 415 of the Code.

                  (e) CFKY and the Bank have delivered true and complete copies of the DB Plan and the 401(k) Plan to Camco. CFKY and the Bank shall (i) use their reasonable best efforts to cause Pentegra to promptly file with the IRS an application for determination letters to the effect that the DB Plan and the 401(k) Plan each complies with all applicable provisions of the Code and that the trust associated with each such plan is exempt from taxes under Code Section 501, and (ii) promptly notify Camco of the amount of any fines, penalties or other costs that are assessed or threatened against CFKY or the Bank as a result of the failure to have previously obtained determination letters for the DB Plan and the 401(k) Plan (the "Benefit Plan Cost").

                  SECTION 6.06. TERMINATION OF CFKY ESOP. (a) Subject to the Code and relevant regulations, as soon as practicable following the date of this Agreement, CFKY and the Bank will (i) amend the ESOP to incorporate any additional provisions required by law and (ii) submit an application to the IRS requesting a determination letter to the effect that the CFKY ESOP, as initially established and as subsequently amended to comply with laws enacted after the CFKY ESOP was established, complies with Section 401(a) of the Code.

                  (b) Prior to the Effective Time, CKFY shall continue to accrue compensation expense with respect to the CFKY ESOP only to the extent necessary to make any principal and interest payments required to be made on the current exempt loan from CFKY to the CFKY

ESOP (the "ESOP Loan") between the date of this Agreement and the Effective Time. At the Effective Time, any amounts so accrued shall be applied toward repayment of the ESOP Loan, after which an appropriate number of CFKY shares shall be allocated as promptly as possible by the CFKY ESOP trustee to the accounts of CFKY ESOP participants, as defined in the CFKY ESOP (the "ESOP Participants") in accordance with the allocation provisions of the CFKY ESOP and applicable law; provided, however, that any such contribution shall be deductible by CFKY and the Bank under Section 404 of the Code and the allocations of such contribution shall otherwise be in compliance with Section 415 of the Code.

                  (c) All CFKY shares held by the trustee of the CFKY ESOP at the Effective Time shall be exchanged by the CFKY ESOP trustee for the Per Share Merger Consideration. The trustee of the CFKY ESOP shall surrender to Camco a number of shares held in the suspense account of the CFKY ESOP or pay cash, at the election of Camco, for the purpose of retiring the ESOP Loan. The number of Camco shares to be surrendered, if any, shall be based upon the fair market value of such shares at the time of surrender. Any Camco shares and other assets remaining in the suspense account following the repayment of the ESOP Loan in full shall be allocated as promptly as possible by the CFKY ESOP trustee to ESOP Participants in accordance with the allocation provisions of the CFKY ESOP and applicable law. It is the intent of the parties that the CFKY ESOP be terminated concurrently with the Effective Time and that the distributions be made as soon thereafter as possible, provided that no distribution shall be made until a final determination letter is received from the IRS.

                  (d) After the Effective Time, and while the determination letter application described in Section 6.06(a) is pending, the current administrator of the CFKY ESOP, or another administrator selected by Camco (subject to consultation with the then current trustee), shall continue to administer the CFKY ESOP subsequent to the Effective Time, and the current trustee of the CFKY ESOP, or such other trustee(s) selected by Camco (subject to consultation with the then current trustee) or the administrators, shall continue to be the Trustee subsequent to the Effective Time.

                  (e) Camco and CFKY agree that the CFKY ESOP shall be amended to the extent necessary to receive a favorable determination letter from the IRS as to the tax qualified status of the CFKY ESOP upon its termination under
Section 401(a) and 4975(e)(7) of the Code (the "Final Determination Letter"). Following the receipt of the Final Determination Letter, distributions of the account balances under the CFKY ESOP shall be made to the ESOP Participants. From and after the date hereof, in anticipation of such termination and distribution, CFKY and the Bank prior to the Effective Time, and Camco after the Effective Time, shall use their best efforts to obtain the favorable Final Determination Letter. In the event that CFKY and the Bank, prior to the Effective Time, and Camco after the Effective Time, reasonably determine that the CFKY ESOP cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be applied, allocated or distributed without causing the CFKY ESOP to lose its tax qualified status, CFKY and the Bank prior to the Effective Time and Camco after the Effective Time shall take such action as they may reasonably determine is necessary to preserve, to the extent possible, the tax status of the CFKY ESOP and its trust, the tax characterization of distributions to ESOP Participants, the allocation of the Per Share Merger Consideration as described in Section 6.06(c) to those employees who are ESOP Participants as of the Effective Time and the liquidation of the CFKY ESOP trust. All CFKY ESOP Participants shall fully vest and have a nonforfeitable interest in their accounts under the CFKY ESOP determined as of the termination date.

                  SECTION 6.07. RECOGNITION AND RETENTION PLAN. The existing RRP awards listed in Section 3.28(a) of the CFKY Disclosure Schedule will become earned and nonforfeitable upon the execution of this Agreement. No other awards shall be made under the RRP after the date of this Agreement. Prior to the Effective Time, CFKY shall terminate the RRP and shall direct the RRP committee and/or the trustee, if appropriate, to return any unawarded or forfeited CFKY Shares to CFKY and the committee and/or the trustee shall promptly effect such directive.

                  SECTION 6.08. ACCESS. Until the Effective Time, CFKY and the Bank shall afford to Camco, and Camco shall afford to CFKY and the Bank, and to their respective officers and representatives (including, without limitation, counsel, financial advisers and independent accountants), reasonable access to their properties, personnel, books, records and affairs. Such access shall include, but shall not be limited to, (i) permitting verification, by audit or otherwise, of any representation or warranty made hereunder; (ii) authorizing release of any information (including the work papers of such independent auditors and financial consultants); (iii) consistent with applicable regulations or procedures, furnishing regular and special examination reports since the date of this Agreement; and (iv) delivering copies of all documents or reports or correspondence filed and any correspondence with any federal regulatory or supervisory agency from the date of this Agreement. Each party shall furnish the other party with such additional financial and operating data and other information as to its businesses and properties as may be reasonably requested.

                  SECTION 6.09. CONFIDENTIALITY. The parties acknowledge the confidential and proprietary nature of the information as hereinafter described which has heretofore been exchanged and which will be received from each other hereunder (the "Information") and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement, or Information which is required to be furnished or used in connection with legal proceedings. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon the written request of the disclosing party, upon termination of this Agreement, the other parties will promptly return or destroy Information in their possession and certify to the disclosing party that the party has done so.

                  SECTION 6.10. PRESS RELEASES. Camco and CFKY shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without obtaining the prior consent of the other party, except as may be required by law or by obligations pursuant to any listing agreement with any national securities association.

                  SECTION 6.11. COSTS AND EXPENSES; TERMINATION FEE. Except as set forth in Section 6.18 of this Agreement and as set forth below, whether or not the Corporate Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Proxy Statement, the Registration Statement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Notwithstanding the foregoing, in the event (i) the board of directors of CFKY or the Bank accepts in any manner an Acquisition Transaction prior to the earlier of (x) termination of this Agreement for any reason other than in connection with a breach of this Agreement by CFKY or the Bank, or (y) August 31, 2002, or (ii) the board of directors of CFKY fails to recommend to the shareholders of CFKY approval of the Agreement and the Agreement is rejected by the shareholders of CFKY; or (iii) no meeting of shareholders is held on or before December 31, 2001, other than for reasons beyond the control of CFKY, then CFKY shall pay to Camco $1,250,000 in immediately available federal funds, as follows: (A) in the case of the execution of any definitive agreement or letter of intent in respect of an Acquisition Transaction prior to the earlier of (x) termination of this Agreement for any reason other than in connection with a breach of this Agreement by CFKY or the Bank, or (y) August 31, 2002, such payment shall be made within two days of the execution of such agreement or letter of intent, (B) in the case of the disapproval by the shareholders of CFKY of this Agreement where the board of directors of CFKY has failed to recommend approval, such payment shall be made within two days after the date of the CFKY Shareholders Meeting, and (C) if no meeting of shareholders is held by December 31, 2001, other than for reasons beyond the control of CFKY, such payment to be made within two days after December 31, 2001.

                  SECTION 6.12. REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                  SECTION 6.13. NOTIFICATION OF EVENTS. At all times from the date of this Agreement until the Effective Time, each party shall promptly notify the other in writing of any materially adverse business conditions threatening its normal business operations or of the occurrence of any event or the failure of any event to occur which might reasonably be expected to result in a breach of or a failure to comply with any representation, warranty, covenant, condition or agreement contained in this Agreement or of the commencement of any action, suit, proceeding or investigation against it.

                  SECTION 6.14. VOTING AGREEMENT. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Camco's willingness to enter into this Agreement, each of the directors and executive officers of CFKY and the Bank shall enter into a CFKY Shareholder Agreement in the form attached hereto as Exhibit B.

                  SECTION 6.15. [RESERVED].

                  SECTION 6.16. INDEMNIFICATION. (a) From the Effective Time and continuing for a period of three years thereafter, the current and former officers and directors of CFKY shall be indemnified by Camco from their acts and omissions occurring prior to the Effective Time to the extent permitted by the certificate of incorporation and bylaws of Camco or the articles of incorporation and code of regulations of CFKY and applicable law. From the Effective Time and continuing for a period of three years thereafter, the current and former officers and directors of the Bank shall be indemnified by Advantage for their acts and omissions occurring prior to the Effective Time to the extent permitted by the articles of incorporation and constitution of Advantage or the Charter and Bylaws of the Bank and applicable law. As a condition to receiving such indemnification, the party claiming indemnification shall assign to Camco, by separate writing, all right, title and interest in and to the proceeds of the claiming party's applicable insurance coverage, if any, including insurance maintained or provided by Camco or CFKY or the Bank to the extent of such indemnity. No person shall be entitled to such indemnification with respect to a claim (i) if such person fails to cooperate in the defense and investigation of such claim as to which indemnification may be made, (ii) made by such person against Camco, its subsidiaries, CFKY or the Bank arising out of or in connection with this Agreement, the transactions contemplated hereby or the conduct of the business of Camco, its subsidiaries, CFKY or the Bank, or
(iii) if such person fails to deliver such notices as may be required under any applicable directors and officers liability insurance policy to preserve any possible claims of which the claiming party is aware, to the extent such failure results in the denial of payment under such policy.

                  (b) Camco shall designate one of the following two alternatives for providing directors' and officers' liability coverage for the directors and officers of CFKY and the Bank: (i) CFKY shall obtain extended reporting or "tail" coverage for three years under the director and officer liability policy currently maintained by CFKY and the Bank or (ii) subject to CFKY and the Bank providing all requested information and representations to Camco's directors' and officers' liability insurance carrier, Camco shall add a rider, to be effective at the Effective Time, to Camco's existing directors' and officers' liability insurance policy covering the acts and omissions of the officers and directors of CFKY and the Bank occurring prior to the Effective Time and to continue such rider for a period of three years. Camco's obligation under this Section 6.16(b) shall be limited to an aggregate amount not to exceed 150% of the annual premium for the director and officer liability policy currently maintained by CFKY and the Bank.

                  SECTION 6.17. CONDUCT OF CAMCO BUSINESS. From the date of this Agreement until the Effective Time, Camco shall:

                  (a) Use all reasonable efforts to preserve intact its business organization and assets and maintain its rights, franchises and existing relationships with customer, suppliers, employees and business associates;

                  (b) Notify CFKY in writing within five business days of (i) the existence of any adverse business conditions threatening the normal business operations of Camco, (ii) the occurrence of any event or the failure of any event to occur which might result in a breach of or a failure to comply with any representations, warranty, covenant, condition or agreement by or pertaining to Camco contained in this Agreement, (iii) the commencement of any material action, suit, proceeding, or investigation against Camco, and (iv) the tender of any offer to acquire Camco by merger or otherwise;

                  (c) Take no action that would adversely affect the ability of Camco to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby without the imposition of a burdensome restriction or condition, or adversely affect the ability of Camco to perform its covenants and agreements under this Agreement; and

                  (d) Take all action necessary to cause to be listed on The Nasdaq Stock Market the Camco Shares to be issued pursuant to this Agreement.

                  SECTION 6.18. TITLE INSURANCE AND ENVIRONMENTAL STUDIES. (a) Camco may, in its discretion, and at its expense, obtain title insurance policies or commitments for any or all of the Real Properties.

                  (b) Camco and CFKY shall jointly select and retain an expert to perform environmental inspections of the Real Properties. The scope of such environmental inspections shall include (i) matters typically covered in an Environmental Site Assessment "Phase One" investigation in accordance with American Society for Testing Materials E 1527-00, (ii) a physical inspection (including sampling) of the Real Properties to identify the presence, location, amounts and condition of Hazardous Substances, (iii) any additional inspections or tests required to further investigate potential problems identified in the "Phase One" investigation and physical inspections, (iv) an estimate of the cost to take any remedial or other corrective actions and measures which the expert determines (A) are presently required by applicable law, (B) would be required to be taken in connection with any reasonable renovation or demolition of the property, or (C) are prudent in light of serious health or safety concerns (collectively, the "Environmental Costs Estimate"), and (v) such other items as may be agreed upon by Camco and CFKY.

                      If Camco and CFKY have not agreed upon an acceptable expert on or before June 15, 2001, Camco shall select an expert and shall give CFKY written notice identifying the expert selected by Camco. If CFKY objects to the expert selected by Camco, CFKY shall give written notice to Camco within five business days of receipt by CFKY of the notice from Camco identifying an expert acceptable to CFKY. The experts selected by Camco and CFKY shall then jointly select a third expert to conduct the inspections.

                      If it is necessary to engage a different expert to provide the Environmental Costs Estimate from that which conducts the environmental inspections, the same procedure described above shall be used for the selection of such other expert; provided, however, that the applicable date for agreeing upon a mutually acceptable expert in such case shall be five business days following the receipt of the report of the first expert who conducted the inspections.

                      Camco shall pay the fees and expenses of the expert; provided, however, if CFKY terminates this Agreement pursuant to Section 8.01(d)(ii), CFKY shall reimburse Camco for such fees and expenses.

                  SECTION 6.19. AMENDMENT TO CFKY ARTICLES AND CHARTER OF THE BANK. (a) The board of directors of CFKY shall take all steps necessary to amend the Articles of Incorporation of CFKY to eliminate Article Seventh and shall use its best efforts to cause the shareholders of CFKY to approve such amendment.

                  (b) The Bank shall take all steps necessary to amend the Charter of the Bank to eliminate Section 8.A. CFKY, as the sole shareholder of the Bank, agrees to vote its shares of the Bank in favor of the amendment to the Charter of the Bank to eliminate Section 8.A.

                                  ARTICLE SEVEN

                                 CLOSING MATTERS

                  SECTION 7.01. CONDITIONS TO OBLIGATIONS OF CAMCO, MERGER SUB, ADVANTAGE, CFKY AND THE BANK. Notwithstanding any other provision of this Agreement, the obligations of Camco, Merger Sub, Advantage, CFKY and the Bank to effect the Corporate Merger and the Bank Merger shall be subject to the fulfillment of each of the following conditions:

                  (a) This Agreement shall have been validly adopted by the affirmative vote of the holders of at least the number of outstanding CFKY Shares required under Ohio law and CFKY's Articles of Incorporation and Code of Regulations;

                  (b) All permits, approvals, consents, authorizations, exemptions or waivers of any federal or state governmental body or agency necessary or appropriate for consummation of the Merger shall have been obtained and all notices required to be filed shall have been filed and any objection or waiting period with respect to each such notice shall have expired;

                  (c) All waivers, consents and approvals of every person, in addition to those required under subsections (a) and (b) of this Section 7.01, necessary or appropriate for the consummation of the Corporate Merger and the Bank Merger shall have been obtained;

                  (d) There shall not be in effect any federal or state law, rule or regulation or any order or decision of a court of competent jurisdiction which prevents or materially delays the consummation of the Corporate Merger or the Bank Merger; and

                  (e) The Registration Statement (including any post-effective amendment thereto) shall have been declared effective by the SEC, and no proceeding shall be pending or, to the knowledge of Camco or CFKY, threatened by the SEC to suspend the effectiveness of the Registration Statement.

                  SECTION 7.02. CONDITIONS TO OBLIGATIONS OF CAMCO. In addition to the conditions contained in Section 7.01 of this Agreement, the obligations of Camco, Merger Sub and Advantage to effect the Corporate Merger and the Bank Merger shall also be subject to the fulfillment of each of the following conditions unless fulfillment is waived by Camco in writing:

                  (a) The representations and warranties of CFKY and the Bank contained in Article Three of this Agreement shall be true in all material respects at and as of the date hereof and at and as of the day of the Closing as if made at and as of such time, except as otherwise permitted or required by this Agreement or where such representation or warranty is expressly made as of a specific date;

                  (b) CFKY and the Bank shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by CFKY and the Bank before or on the day of the Closing;

                  (c) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of CFKY or the Bank after the date of this Agreement, except (i) changes resulting from action taken by CFKY or the Bank pursuant to Section 5.03 or
                  Section 6.07 of this Agreement, (ii) changes resulting from or attributable to reasonable expenses incurred in connection with the transactions contemplated by this Agreement, (iii) changes in law or regulations affecting financial institutions or their holding companies, (iv) changes in generally accepted accounting principles or regulatory accounting principles applicable to financial institutions and their holding companies, and (v) changes in economic conditions applicable to depository institutions generally or in general levels of interest rates;

                  (d) CFKY and the Bank shall each have delivered to Camco a certificate dated the day of the Closing and signed by the President of each of CFKY and the Bank to the effect set forth in subsections (a), (b) and (c) of this Section 7.02;

                  (e) There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges or seeks to prevent or delay the consummation of the Merger or seeks to impose material limitations on the ability of Camco to exercise full rights of ownership of the assets or business of CFKY and the Bank;

                (f) There shall not have been proposed, nor shall there be in effect, any federal or state law, rule, regulation, order or statement of policy that, in the reasonable judgment of Camco, would: (i) prevent or delay the consummation of the Merger or interfere with the reasonable operation of the business of CFKY or the Bank (ii) materially adversely affect the ability of Camco to enjoy the economic or other benefits of the Merger, or
                (iii) impose any material adverse condition, limitation or requirement on Camco in connection with the Merger;

                (g) CFKY and the Bank shall not have incurred any damage, destruction or similar loss, not covered by insurance, materially affecting its businesses or properties;

                (h) The shareholders' equity of CFKY on the day of the Closing and as calculated in accordance with GAAP shall not be less than $29.0 million, without giving effect to (i) reserves, accruals and charges taken or established by CFKY or the Bank at the request of Camco in accordance with Section 5.03 of this Agreement, (ii) reasonable expenses incurred in connection with the transactions contemplated by this Agreement, (iii) realized or unrealized gains or losses on securities classified as available for sale in the CFKY Audited Financials, (iv) dividends paid in accordance with Section 5.04 of this Agreement, or (v) expenses incurred pursuant to Section 6.07 of this Agreement;

                (i) CFKY and the Bank shall have complied with Section 5.03 hereof to the reasonable satisfaction of Camco;

                (j) Camco shall have received the affiliate letters required by
                Section 6.03 of this Agreement;

                (k) The holders of not more than 10% of the outstanding CFKY Shares shall have sought relief as Dissenting Shareholders; and

                (l) The Bank shall have provided Camco with adequate records with respect to the liquidation account, and such records are current and complete.

                The fulfillment of any one or all of the foregoing conditions may be waived in the sole discretion of the board of directors of Camco.

                SECTION 7.03. CONDITIONS TO OBLIGATIONS OF CFKY AND THE BANK. In addition to the conditions contained in Section 7.01 of this Agreement, the obligations of CFKY and the Bank to effect the Corporate Merger and the Bank Merger shall also be subject to the fulfillment of each of the following conditions:

                  (a) The representations and warranties of Camco, Merger Sub and Advantage contained in Article Four of this Agreement shall be true in all material respects at and as of the date hereof and at and as of the date of the Closing as if made at and as of such time, except as otherwise permitted or required by this Agreement or where such representation or warranty is expressly made as of a specific date;

                  (b) Camco, Merger Sub and Advantage shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them before or at the Closing;

                  (c) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of Camco after the date of this Agreement, except (i) changes resulting from or attributable to expenses incurred in connection with the transactions contemplated by this Agreement; (ii) changes in law or regulations affecting financial institutions or their holding companies; (iii) changes in generally accepted accounting principles or regulatory accounting principles applicable to financial institutions and their holding companies; and (iv) changes in economic conditions applicable to depository institutions generally or in general levels of interest rates;

                  (d) Camco, Merger Sub and Advantage shall each have delivered to CFKY a certificate dated the day of the Closing and signed by the President of each of Camco, Merger Sub and Advantage to the effect set forth in subsections (a) and (b) of this
                  Section 7.03, and a certificate dated the day of the Closing and signed by the President of Camco to the effect set forth in subsection (c) of this Section 7.03;

                  (e) The market value of a Camco Share shall be equal to or greater than $9.25 based on the Camco closing price for the ten trading days ending five calendar days prior to the date of the Closing; provided, however, that this condition shall be deemed to have been satisfied if the Camco Share market value, as described above, is less than $9.25 and Camco elects, in its sole discretion, to increase either the cash portion of the Per Share Merger Consideration or the Camco Share Consideration such that the value of the Per Share Merger Consideration, before giving effect to any adjustments pursuant to Section 1.02(a)(iii) and (iv) of this Agreement, shall be not less than $10.30; and

                  (f) CFKY shall have received the written opinion of KBW dated the date of the Proxy Statement to the effect that the Per Share Merger Consideration is fair to the holders of the CFKY Common Shares from a financial point of view as of such date.

                The fulfillment of any one or all of the foregoing conditions may be waived in the sole discretion of the board of directors of CFKY.

                                  ARTICLE EIGHT

                                   TERMINATION

                SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the date of the Closing, whether before or after approval by the shareholders of CFKY:

                (a) By mutual consent of the boards of directors of CFKY and Camco; or

                (b) By the board of directors of CFKY or Camco, in their sole discretion, if:

                        (i) The Merger shall not have been consummated on or before February 28, 2002;

                        (ii) Any event occurs which, in the reasonable opinion of either Camco or CFKY, would preclude satisfaction of any of the conditions set forth in Section 7.01 of this Agreement; or

                (c) By the board of directors of Camco, in its sole discretion, if any event occurs which, in the reasonable opinion of such board, would preclude compliance with any of the conditions set forth in Section 7.02 of this Agreement.

                (d) By the board of directors of CFKY, in its sole discretion, if:

                        (i) any event occurs which, in the reasonable opinion of such board, would preclude compliance with any of the conditions set forth in Section
                                7.03 of this Agreement; or

                        (ii) if the total adjustments to the Per Share Merger Consideration pursuant to Section 1.02(a)(iii) and (iv) of this Agreement would exceed $.30 per share.

                SECTION 8.02. WRITTEN NOTICE OF TERMINATION. In order to terminate this Agreement pursuant to Section 8.01, the party so acting shall give written notice of such termination to the other party. This Agreement shall terminate on the date such notice is given.

                SECTION 8.03. EFFECT OF TERMINATION. In the event of the termination of this Agreement, the provisions of this Agreement shall become void and have no effect; provided, however, that (a) the provisions set forth in Sections 6.09, 6.10 and 6.11 of this Agreement shall survive such termination and shall remain in full force and effect, and (b) a termination of this

Agreement shall not affect the liability of any party for an uncured breach of any term or condition of this Agreement.

                SECTION 8.04. AMENDMENT. This Agreement may be amended at any time before or after approval of this Agreement by the shareholders of CFKY, but after such approval no amendment shall be made which materially and adversely affects the rights of such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                SECTION 8.05. WAIVER. Any term, condition or provision of this Agreement (other than the requirement for shareholder approval) may be waived in writing at any time by action of the board of directors of the party which is, or whose shareholders are, entitled to the benefits thereof.

                                  ARTICLE NINE

                                  MISCELLANEOUS

                SECTION 9.01. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If addressed to Camco or Advantage:

                  Larry A. Caldwell
                  Chairman of the Board
                  Camco Financial Corporation
                  6901 Glenn Highway
                  Cambridge, Ohio  43725-9757

                  with a copy to:

                  Roger A. Yurchuck, Esq. and
                  Terri Reyering Abare, Esq.
                  Vorys, Sater, Seymour and Pease LLP
                  221 East Fourth Street
                  Atrium Two, Suite 2100
                  Cincinnati, Ohio  45202

If addressed to CFKY or the Bank:

                  Robert V. Lynch
                  President and Chief Executive Officer
                  Columbia Financial of Kentucky, Inc.
                  2497 Dixie Highway
                  Ft. Mitchell, KY  41017

                  with a copy to:

                  John C. Vorys, Esq. and
                  Cynthia A. Shafer, Esq.
                  Vorys, Sater, Seymour and Pease LLP
                  221 East Fourth Street
                  Atrium Two, Suite 2100
                  Cincinnati, Ohio  45202

                  SECTION 9.02. ENTIRE AGREEMENT. This Agreement (including the exhibits, documents and instruments referred to herein or therein) (a) constitutes the entire agreement of the parties and supersedes all other prior agreements and understandings, including the Confidentiality Agreement dated February 15, 2001, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to and shall not confer any rights or remedies hereunder upon any person other than Camco, Merger Sub, Advantage, CFKY and the Bank; (c) shall not be assigned by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Ohio, except to the extent that Delaware or federal law may be applicable.

                  SECTION 9.03. EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts which together shall constitute a single Agreement.

                  SECTION 9.04. HEADINGS. The headings of articles and sections herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                  SECTION 9.05. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty shall survive the Effective Time.

                  SECTION 9.06. LIABILITIES AND SPECIFIC PERFORMANCE. The termination fee provided for in Section 6.11 of this Agreement shall be the exclusive fee and remedy for a termination of this Agreement with respect to the matters described in Section 6.11 and the consideration, execution or consummation of an Acquisition Transaction. Other than with respect to such specific remedies, each party to this Agreement recognizes that, if it fails to perform, observe or discharge any of its obligations under this Agreement, remedies at law may not provide adequate relief to the other party or parties. Therefore, each party is hereby authorized to demand specific performance of this Agreement and is entitled to temporary and permanent injunctive relief in a court of competent jurisdiction at any time when any other party fails to comply with any of the provisions of this Agreement applicable to it, in addition to any other remedy that may be available in law or equity. To the extent permitted by applicable law, each party hereby irrevocably waives any defense that it might have based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance or injunctive relief.

                            [Signatures on next page]

                  IN WITNESS WHEREOF, Camco, Merger Sub, Advantage, CFKY and the Bank have caused this Agreement to be signed by their respective duly authorized officers on the date first above written.

ATTEST:                        CAMCO FINANCIAL CORPORATION


 /s/ Anita Frencik             By:  /s/ Richard C. Baylor
---------------------------        --------------------------------------------
Anita Frencik                        Richard C. Baylor
Assistant Secretary                  President

ATTEST:                        CAMCO ACQUISITION CORP.


 /s/ D. Edward Rugg            By: :  /s/ Richard C. Baylor
---------------------------        --------------------------------------------
D. Edward Rugg                        Richard C. Baylor
Secretary                             President


ATTEST:                        ADVANTAGE BANK


/s/ D. Edward Rugg             By: :  /s/ Richard C. Baylor
---------------------------        --------------------------------------------
D. Edward Rugg                        Richard C. Baylor
Assistant Secretary                   President


ATTEST:                        COLUMBIA FINANCIAL OF KENTUCKY, INC.


 /s/ Carol Margrave            By:  /s/ Robert V. Lynch
---------------------------        --------------------------------------------
Carol Margrave                        Robert V. Lynch
Secretary                             President and Chief Executive Officer


ATTEST:                        COLUMBIA FEDERAL SAVINGS BANK


 /s/ Carol Margrave            By: /s/ Robert V. Lynch
---------------------------        --------------------------------------------
Carol Margrave                        Robert V. Lynch
Secretary                             President and Chief Executive Officer

                                    EXHIBIT A
                                    ---------

                               AGREEMENT OF MERGER

         THIS AGREEMENT OF MERGER (this "Agreement") is entered into as of the 4th day of June, 2001, by and between Advantage Bank ("Advantage"), a savings bank organized under Chapter 1161 of the Ohio Revised Code, and Columbia Federal Savings Bank ("Columbia"), a federal savings bank organized under the laws of the United States of America.

                                R E C I T A L S :

         WHEREAS, Advantage is a wholly owned subsidiary of Camco Financial Corporation ("Camco"), a Delaware corporation, and Columbia is a wholly owned subsidiary of Columbia Financial of Kentucky, Inc. ("CFKY"), an Ohio corporation;

         WHEREAS, Camco, Advantage, Camco Acquisition Corp. ("Merger Sub"), CFKY and Columbia have entered into an Agreement of Merger and Plan of Reorganization dated June 4, 2001 (the "Merger Agreement"), which provides for the merger of Merger Sub with and into CFKY and the subsequent merger of Columbia with and into Advantage; and

         WHEREAS, the boards of directors of each of the parties hereto have approved this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises and mutual agreements contained herein, the parties hereto have agreed as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.01. At the Effective Time (as defined in Article IV below), Columbia shall merge with and into Advantage (the "Merger") pursuant to Ohio Rev. Code ss.ss. 1161.76 and 1701.78, 12 U.S.C. ss. 1828(c), and the applicable regulations of the Division of Financial Institutions of the Ohio Department of Commerce (the "Division"), the Office of Thrift Supervision ("OTS"), and the Federal Deposit Insurance Corporation ("FDIC"). Upon consummation of the Merger, the separate corporate existence of Columbia shall cease and Advantage shall continue as the surviving institution (the "Surviving Institution").

                                   ARTICLE II

                          NAME OF SURVIVING INSTITUTION

         Section 2.01 The name of the Surviving Institution shall be Advantage Bank.

                                   ARTICLE III

                            CONVERSION OF SECURITIES

         Section 3.01 Advantage Stock. The shares of common stock of Advantage issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall constitute the only outstanding shares of capital stock of the Surviving Institution at and after the Effective Time.

         Section 3.02 Columbia Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Advantage or Columbia, all of the shares of common stock of Columbia, without par value, that are issued and outstanding immediately prior thereto shall thereupon be canceled.

                                   ARTICLE IV

                                 EFFECTIVE TIME

         Section 4.01 The Merger shall become effective immediately following and contingent upon the occurrence of the Closing (as defined in Article I of the Merger Agreement) at the date and time specified in the certificate of merger filed with the Ohio Secretary of State with respect to the Merger (the "Effective Time"); provided, however, that such filing shall not occur and the Merger shall not be effective until all of the following events have taken place: (a) CFKY shall have been merged with and into Camco; (b) the sole shareholders of Advantage and Columbia shall have adopted this Agreement; (c) the Merger shall have been approved by the Division and the FDIC; (d) all applicable regulatory waiting periods shall have expired; (e) a certificate of merger with respect to the Merger shall have been filed with the Ohio Secretary of State; and (f) notification pursuant to 12 C.F.R. ss. 563.22(b) has been provided to the OTS.

                                    ARTICLE V

                   ARTICLES OF INCORPORATION AND CONSTITUTION
                            OF SURVIVING INSTITUTION

         Section 5.01 The articles of incorporation and constitution of Advantage as in effect at the Effective Time shall be the articles of incorporation and constitution of the Surviving Institution at and after the Effective Time.
                                   ARTICLE VI

                   EXECUTIVE OFFICERS OF SURVIVING INSTITUTION

         Section 6.01 The executive officers of Advantage immediately before the Effective Time shall serve in the same capacities as executive officers of the Surviving Institution at and after the Effective Time.

                                   ARTICLE VII

                                EFFECTS OF MERGER

         Section 7.01 At the Effective Time, Columbia shall merge with and into Advantage, with Advantage as the Surviving Institution. The business of the Surviving Institution shall be that of an Ohio savings bank, as provided for in its articles of incorporation. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Advantage and Columbia shall be automatically transferred to and vested in the Surviving Institution by virtue of the Merger without any deed or other document of transfer.

         Section 7.02. The Surviving Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the same extent as such rights, interests and powers were held or enjoyed by Advantage and Columbia, respectively.

         Section 7.03. The Surviving Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Advantage and Columbia, immediately prior to the Merger, including, without limitation, liabilities for all savings accounts, deposits, debts, obligations and contracts of Advantage and Columbia, respectively, matured or unmatured, whether accrued, absolute, contingent and otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of either Advantage or Columbia. Deposit accounts shall be deemed issued in the name of the Surviving Institution in accordance with applicable regulations. All rights of creditors and other obligees and all liens on property of either Advantage or Columbia shall be preserved, shall be assumed by the Surviving Institution and shall not be released or impaired.

                                  ARTICLE VIII

                        OFFICES OF SURVIVING INSTITUTION

         Section 8.01 At the Effective Time, the offices of the Surviving Institution shall consist of the following:

         Home Office:     814 Wheeling Avenue
                          P.O. Box 700
                          Cambridge, Ohio 43725

        Branches:         327 E. 3rd Street                   478 Pike Street
                          Uhrichsville, Ohio                  Marietta, Ohio

                          175 N. 11th Street                  3002 Harrison Avenue
                          Cambridge, Ohio                     Cincinnati, Ohio



                          209 E. Seneca Avenue                1101 St. Gregory Street
                          Byesville, Ohio                     Cincinnati, Ohio

                          134 E. Court Street                 5071 Glen Crossing Way
                          Washington Court House, Ohio        Cincinnati, Ohio

                          45 West Second Street               1640 Carter Avenue
                          Chillicothe, Ohio                   Ashland, Kentucky

                          135 North South Street              6601 U.S. 60 West
                          Wilmington, Ohio                    Summit, Kentucky

                          Village Point Center                280 Russell Road
                          218 West Olentangy Street           Ashland, Kentucky
                          Powell, Ohio

                          1050 Washington Ave.                2497 Dixie Highway
                          Washington Court House, Ohio        Ft. Mitchell, Kentucky

                          1 N. Plum Street                    Pike Street and Lee Street
                          Germantown, Ohio                    Covington, Kentucky

                          687 West Main Street                612 Buttermilk Pike
                          New Lebanon, Ohio                   Crescent Springs, Kentucky

                          226 Third Street                    3522 Dixie Highway
                          Marietta, Ohio                      Erlanger, Kentucky

                          1925 Washington Boulevard           7550 Dixie Highway
                          Belpre, Ohio                        Florence, Kentucky

                          191 Eastern Heights Shopping Center
                          Huntington, West Virginia

                                   ARTICLE IX

                               LIQUIDATION ACCOUNT

         Section 9.01 At the Effective Time, the Surviving Institution shall assume Columbia's liquidation account established upon Columbia's conversion to the stock form of ownership.

                                    ARTICLE X

                                   OTHER TERMS

         Section 10.01 All terms used in this Agreement shall, unless defined herein, have the meanings set forth in the Merger Agreement.

         Section 10.02 Subject to applicable law, at any time prior to the consummation of the Merger, this Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

         Section 10.03 This Agreement shall terminate and become null and void, and the transactions contemplated herein shall thereupon be abandoned, upon any occurrence of a termination of the Merger Agreement pursuant to Article Eight thereof.

         Section 10.04. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ATTEST:                                    ADVANTAGE BANK

                                       By:
-------------------------------           -------------------------------------
D. Edward Rugg                             Richard C. Baylor
Assistant Secretary                        President and Chief Executive Officer


ATTEST:                                COLUMBIA FEDERAL SAVINGS BANK

                                       By:
-------------------------------           -------------------------------------
-------------------------------------      Robert V. Lynch
Secretary                                  President and Chief Executive Officer

                                    EXHIBIT B
                              SHAREHOLDER AGREEMENT

         The undersigned (the "Shareholder"), who is a shareholder of Columbia Financial of Kentucky, Inc. ("Company"), has executed this Shareholder Agreement to be effective as of the 4th day of June, 2001.

                                    RECITALS

         A. The Shareholder owns or has the power to vote, other than in a fiduciary capacity, _______ common shares, without par value, of the Company (together with all other shares of the Company which the Shareholder subsequently acquires or obtains the power to vote, other than in a fiduciary capacity, the "Shares").

         B. The Company has entered into an Agreement of Merger and Plan Reorganization with Camco Financial Corporation, a Delaware corporation ("Camco"), of even date herewith (the "Merger Agreement").

         C. Under the terms of the Merger Agreement, the Company has agreed, subject to certain terms and conditions, to call a meeting of its shareholders for the purpose of voting upon the approval of the Merger (together with any adjournments thereof, the "Shareholders' Meeting").

         D. The Company and Camco have made it a condition to their entering into the Merger Agreement that certain shareholders of the Company, including the Shareholder, shall have agreed to vote their shares of the Company in favor of the Merger.

                                    AGREEMENT

         Accordingly, the parties hereto agree as follows:

         1. AGREEMENT TO VOTE. The Shareholder agrees, subject to Section 2, below, to vote the Shares as follows:

            (a) in favor of the adoption of the Merger Agreement at the Shareholders' Meeting;

            (b) against the approval of any proposal relating to a competing merger or business combination involving an acquisition of the Company or the purchase of all or a substantial portion of the assets of the Company by any person or entity other than Camco or another affiliate of Camco; and

            (c) against any other transaction which is inconsistent with the obligation of the Company to consummate the Merger in accordance with the Merger Agreement.

         2. LIMITATION ON VOTING POWER. It is expressly understood and acknowledged that nothing contained herein is intended to restrict the Shareholder from voting on any matter, or otherwise from acting, in the Shareholder's capacity as a director of the Company with respect to any matter, including but not limited to, the management or operation of the Company.

         3. TERMINATION. This Agreement shall terminate on the earlier of (a) the first anniversary of this Agreement, (b) the date on which the Merger Agreement is terminated in accordance with Article Eight of the Merger Agreement, (c) the date on which the Merger is consummated, or (d) the death of the Shareholder.

         4. REPRESENTATIONS, WARRANTIES, AND ADDITIONAL COVENANTS OF THE SHAREHOLDER. The Shareholder hereby represents and warrants to Camco that (a) the Shareholder has the capacity and all necessary power and authority to vote the Shares, and (b) this Agreement constitutes a legal, valid, and binding obligation of the Shareholder, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws affecting enforcement of creditors rights generally. The Shareholder further agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of Camco, which consent shall not be unreasonably withheld, sell, pledge, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder's power to vote the Shares or which would be inconsistent with this Agreement. Notwithstanding the foregoing, the Shareholder may transfer all or a portion of the Shares to an immediate family member, but only if the transferee executes an identical Shareholder Agreement .

         5. SPECIFIC PERFORMANCE. The undersigned hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Shareholder shall be specifically enforceable and that Camco shall be entitled to injunctive or other equitable relief upon such a breach by the Shareholder. The Shareholder further agrees to waive any bond in connection with the obtaining of any such injunctive or equitable relief. This provision is without prejudice to any other rights that Camco may have against the Shareholder for any failure to perform his obligations under this Agreement.

         6. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to any of its conflict of laws principles.

         7. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings attributed to such terms in the Merger Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this Shareholder Agreement as of the day and year first above written.

                                SHAREHOLDER:


                                -----------------------------------------------

                                Print Name:
                                           ------------------------------------



                                      -3-